Exhibit 10.4
$450,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 25, 2006
Among
TRIDENT EXPLORATION CORP.
as Borrower
and
THE SUBSIDIARIES NAMED HEREIN
as Subsidiary Guarantors
and
THE LENDERS NAMED HEREIN
as Existing Lenders and as Term Lenders
and
CREDIT SUISSE, TORONTO BRANCH
as Collateral Agent and as Administrative Agent
and
CREDIT SUISSE SECURITIES (USA) LLC
as Sole Bookrunner and Sole Lead Arranger
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Second Lien Credit Agreement

Second Lien Credit Agreement

Second Lien Credit Agreement

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Location of Core Horseshoe Canyon Properties
Schedule 4.01(p)		Plans, Multiemployer Plans and Welfare Plans
Schedule 5.02(f)	-	Existing Investments

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Administrative Questionnaire
Exhibit E	-	Form of Solvency Certificate
Exhibit F	-	Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
Exhibit G	-	Form of Legal Opinion of Blake, Cassels & Graydon LLP
Exhibit H	-	Form of Legal Opinion of McInnes Cooper
Exhibit I	-	Form of Legal Opinion of McLeod Dixon LLP
Exhibit J-1	-	Form of Borrower Floating Charge Demand Debenture
Exhibit J-2	-	Form of Borrower Debenture Pledge Agreement
Exhibit J-3	-	Form of Borrower General Security Agreement
Exhibit J-4	-	Form of Subsidiary Floating Charge Demand Debenture
Exhibit J-5	-	Form of Subsidiary Debenture Pledge Agreement
Exhibit J-6	-	Form of Subsidiary General Security Agreement
Exhibit K	-	Intercreditor Agreement
Exhibit L	-	TRC Subordination Agreement
Exhibit M	-	Form of Guaranty Supplement
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AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 25, 2006 among Trident Exploration Corp., a Nova Scotia unlimited liability company (the “Borrower”), the Subsidiary Guarantors (as hereinafter defined), Lenders (as hereinafter defined), Credit Suisse, Toronto Branch (formerly, Credit Suisse First Boston Toronto Branch) (“CS”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and CS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders.
PRELIMINARY STATEMENTS:
     (1) The Borrower entered into a Credit Agreement dated as of July 8, 2004 with The Toronto-Dominion Bank as agent of the lenders, the lenders party thereto and TD Securities as lead arranger and book manager, as amended and restated by that Credit Agreement dated as of December 16, 2005, as amended by the Amending Agreement dated as of April 13, 2006, and as amended by the Second Amending Agreement dated as of the date hereof (as so amended and as further amended, modified, supplemented, amended, restated, refinanced, restructured or replaced, including a replacement with a new agent and new lenders (in each case in accordance with the provisions of the Intercreditor Agreement referred to herein), from time to time, the “First Lien Credit Agreement”).
     (2) The Borrower, the Subsidiary Guarantors, and certain financial institutions party thereto (collectively, the “Existing Lenders”), the Agents, TD Securities (USA) LLC (“TD Securities”), as syndication agent, CS and TD Securities, as joint lead arrangers and joint bookrunners, have entered into that certain Credit Agreement dated as of April 26, 2005 (as amended by Amendment and Waiver No. 1 to the Credit Agreement dated as of December 16, 2005, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have made advances (the “Existing Term Advances”) in an aggregate principal amount of US$325,000,000 to the Borrower.
     (3) The Borrower has requested that the Lenders lend the Borrower an additional amount of up to US$125,000,000 to pay transaction fees and expenses and for general corporate purposes of the Borrower and its Subsidiaries. The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.
     (4) Concurrently herewith, the Parent is entering into a Credit Agreement dated as of the date hereof with CS, as agent of the lenders party thereto, the lenders party thereto and Credit Suisse Securities (USA) LLC, as lead arranger and book manager (as amended, modified, supplemented, amended, restated, refinanced, restructured or replaced from time to time, the “Unsecured Credit Agreement”).
     (5) The Borrower, the Subsidiary Guarantors, the Agents and the Existing Lenders have agreed to amend and restate in full the Existing Credit Agreement to read as this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
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ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
     “Administrative Questionnaire” shall mean an administrative questionnaire in the form of Exhibit D, or such other form as may be supplied from time to time by the Administrative Agent.
     “Advances” means the Existing Term Advances and the Term Advances.
     “Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.
     “Agents” has the meaning specified in the recital of parties to this Agreement.
     “Allowable Excess” means: (a) on the first anniversary of the Original Closing Date Cdn $25,000,000, (b) on the second anniversary of the Original Closing Date Cdn $50,000,000, (c) on the third anniversary of the Original Closing Date Cdn $75,000,000 and (d) on the fourth anniversary of the Original Closing Date and at subsequent anniversary dates thereafter Cdn $100,000,000.
     “Amendment No. 1 Effective Date” means December 16, 2005.
     “Applicable Laws” or “applicable law” means, in relation to any Person, transaction or event:
     (a) all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and
     (b) all Governmental Authorizations to which the Person is a party or by which it or its property is bound or having application to the transaction or event.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
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     “Applicable Margin” means, with respect to Base Rate Advances, 6.50% per annum, and with respect to Eurodollar Rate Advances, 7.50% per annum.
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent acting reasonably.
     “Attributable Debt” means, in respect of any lease (whether characterized as an operating lease under GAAP or not) entered into by a Person or a Subsidiary thereof as lessee, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, (i) amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and (ii) amounts payable by lessee in connection with the exercise of any end-of-term purchase option, early buyout option, voluntary termination option or any similar amounts payable at the election of the lessee.
     “Average 2007 NYMEX Price” means (i) the sum of each calendar year 2007 monthly NYMEX gas price, measured by the closing forward price for each such month on September 29, 2006, divided by (ii) 12.
     “Bankruptcy Law” means Title 11, U.S. Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any similar foreign, federal or state law for the relief of debtors.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest per annum determined by CS as its prime rate in effect at its principal office in New York, New York, and notified to the Borrower; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this agreement.
     “Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
     “Borrowing” means the simultaneous making of Advances of the same Type by the Lenders.
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     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, New York, Calgary, Alberta and Toronto, Ontario, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Canadian Dollars” or “Cdn” means the lawful currency of Canada.
     “Canadian Taxes” shall have the meaning specified in Section 2.10(a).
     “Cash Equivalents” means:
     (a) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed or insured by, the United States of America or Canada or obligations of any agency of the United States of America or Canada, in each case maturing within one year from the date of acquisition thereof;
     (b) time deposits, certificates of deposit or bankers’ acceptances, in each case maturing within one year from the date of acquisition thereof and issued by a commercial bank or trust company organized under the laws of the United States of America or Canada or a state, commonwealth province thereof or that is a Lender, provided that (i) such deposits are denominated in Dollars or Canadian Dollars and (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 or the Equivalent Amount thereof in Canadian Dollars at the time of acquisition thereof;
     (c) open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or Canada or a state, commonwealth or province thereof provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investors Service, Inc. at the time of acquisition thereof;
     (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above at the time of acquisition thereof;
     (e) securities with a maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof and rated at least Aa or its equivalent) by Moody’s Investor Service, Inc. or AA (or its equivalent) by Standard and Poor’s Ratings Group; and
     (f) Investments in money market or mutual funds that invest exclusively in the foregoing items.
     “Change of Control” means the occurrence of any of the following:
     (a) any Person or two or more Persons (other than the Existing Shareholders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing a percentage of the combined voting power of all Voting Interests of the
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Parent that is greater than the percentage of the combined voting power of all Voting Interests of the Parent beneficially owned, directly or indirectly, by the Existing Shareholders; or
     (b) the Existing Shareholders shall cease to have beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent representing 35% or more of the combined voting power of all Voting Interests of the Parent; or
     (c) during any period of up to 12 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent; or
     (d) the Parent shall cease to have beneficial ownership of Voting Interests of the Borrower representing 75% or more of the combined voting power of all Voting Interests of the Borrower.
     “CHC Significant Sale” has the meaning specified in Section 5.01(e).
     “Collateral” means all “Collateral” and “Charged Premises” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Security Interest in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “Collateral Documents” means, collectively, the debentures, debenture pledge agreements, general security agreements and other security agreements executed and delivered, or required to be executed and delivered, by the Borrower and its Subsidiaries under and pursuant to this Agreement and shall include, in respect of the Borrower, the floating charge demand debenture, the debenture pledge agreement and the general security agreement substantially in the forms of Exhibits J-1, J-2 and J-3, respectively, annexed hereto with such modifications and insertions as may be required by the Collateral Agent, acting reasonably, and, in respect of each Material Subsidiary, a floating charge demand debenture, a debenture pledge agreement and a general security agreement substantially in the forms of Exhibits J-4, J-5 and J-6, respectively, annexed hereto with such modifications and insertions as may be required by the Collateral Agent, acting reasonably.
     “Commitment” means the Existing Lender Commitments and the Term Commitments.
     “Commodity Agreement” means any agreement for the making or taking of delivery of any commodity (including, without limitation, Petroleum Substances), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical sale of Petroleum Substances by the Borrower or a Subsidiary entered into in the ordinary course of business unless either (i) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any Affiliate of any of the foregoing, or (ii) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Borrower or a Subsidiary to fluctuations in the prices of Petroleum Substances (and, for certainty,
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any such agreement referred to in (i) or (ii) of this definition shall constitute a “Commodity Agreement” for all purposes hereof).
     “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of disclosure by such receiving Lender or Agent in violation of this Agreement or any other confidentiality obligation of the Borrower or that is or becomes available on a non-confidential basis to such Agent or such Lender from a source other than the Loan Parties that was not known to the Lender to be bound by a confidentiality obligation to a Loan Party.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Continuing Directors” means the directors of the Parent on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
     “Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07.
     “Core Horseshoe Canyon Properties” means the P&NG Rights and P&NG Leases of the Borrower and its Subsidiaries as of the Original Closing Date located in the geographic area set forth on Schedule III and related tangibles.
     “CS” has the meaning specified in the recital of parties to this Agreement.
     “Currency Hedging Agreement” means any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.
     “Debt” means, with respect to any Person, all obligations, liabilities and indebtedness of such Person and its Subsidiaries which would, in accordance with GAAP, be classified upon a Consolidated balance sheet of such Person as liabilities of such Person and its Subsidiaries and, whether or not so classified, shall include (without duplication):
     (a) indebtedness of such Person and its Subsidiaries for borrowed money;
     (b) obligations of such Person and its Subsidiaries arising pursuant or in relation to: (i) bankers’ acceptances (including payment and reimbursement obligations in respect thereof), or (ii) letters of credit and letters of guarantee supporting obligations which would otherwise constitute Debt within the meaning of this definition or indemnities issued in connection therewith;
     (c) obligations of such Person and its Subsidiaries with respect to drawings under all other letters of credit and letters of guarantee;
     (d) obligations of such Person and its Subsidiaries under Guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the
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indebtedness or other obligations of any other Person which would otherwise constitute Debt within the meaning of this definition and all Financial Assistance including endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);
     (e) (i) all indebtedness of such Person and its Subsidiaries representing the deferred purchase price of any property to the extent that such indebtedness is or remains unpaid after the expiry of the customary time period for payment, provided however that such time period shall in no event exceed 90 days, and (ii) all obligations of such Person and its Subsidiaries created or arising under any: (A) conditional sales agreement or other title retention agreement or (B) capital lease;
     (f) all Attributable Debt of such Person and its Subsidiaries other than in respect of (i) leases of office space or (ii) operating leases, in each case entered into in the ordinary course of business;
     (g) Prepaid Obligations of such Person and its Subsidiaries;
     (h) all other long-term obligations (including the current portion thereof) upon which interest charges are customarily paid prior to default by such Person; and
     (i) all indebtedness of other Persons secured by a Security Interest on any asset of such Person and its Subsidiaries, whether or not such indebtedness is assumed thereby; provided that the amount of such indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness shall only be Debt to the extent recorded as a liability in accordance with GAAP;
but shall exclude each of the following, determined (as required) in accordance with GAAP:
     (a) accounts payable to trade creditors and accrued liabilities incurred in the ordinary course of business;
     (b) taxes payable and future taxes;
     (c) dividends or other equity distributions payable;
     (d) accrued interest not yet due and payable;
     (e) liabilities in respect of deferred reclamation costs, allowances for dismantlement and site restoration and other deferred credits and liabilities;
     (f) TRC Subordinated Loans;
     (g) preferred equity in the capital of the Borrower existing on the Effective Date (including accrued but unpaid dividends or other forms of return) which in accordance with GAAP would be classified as debt; and
     (h) such other similar liabilities as may be agreed by the Required Lenders from time to time,
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provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Debt” shall be and shall be deemed to be references to Debt of the Borrower and its Subsidiaries.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
     “Default Interest” has the meaning set forth in Section 2.05(b).
     “Designated Material Subsidiary” means a Subsidiary which is designated as a Material Subsidiary pursuant to Section 6.01 and which would not otherwise fall within part (a), (b) or (c) of the definition of “Material Subsidiary”.
     “Distribution” means:
     (a) the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary (including any return of capital); or
     (b) the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital thereof, including, without limitation, options, warrants, conversion or exchange privileges and similar rights; or
     (c) any payment to the Parent in respect of TRC Subordinated Loans;
and whether any of the foregoing is made, paid or satisfied in or for cash, property or any combination thereof. For the avoidance of doubt, any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner of any principal amount associated with any Debt under the Unsecured Credit Agreement by the Borrower and its Subsidiaries shall be deemed a Distribution by the Borrower and its Subsidiaries.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, for any period, the sum, determined on a Consolidated basis, of net income for such period plus (a) without duplication and to the extent deducted in determining such net income, the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, (iv) all amounts attributable to impairment of oil and gas properties for such period, (v) any non-cash compensation charges, including any arising from employee stock options, taken during such period, (vi) any extraordinary losses for such period and (vii) any other non-cash charges (other than the write-down of current assets) for such period, and minus (b) without duplication (i) all
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cash payments made during such period on account of non-cash charges added to net income pursuant to clauses (a)(v) or (vii) above in a previous period and (ii) to the extent included in determining such net income, any extraordinary gains and all non-cash items of income for such period, all determined in accordance with GAAP.
     “Effective Date” has the meaning specified in Section 3.01.
     “Engagement Letter” means the fee letter and associated documents dated March 31, 2006 between the Borrower and CS, as amended.
     “Engineering Report” means a report (in form and scope satisfactory to the Lenders, acting reasonably, it being agreed that the report prepared by Sproule Associates Limited for the Fiscal Year ended December 31, 2004 is in form and scope satisfactory to the Lenders) respecting the reserves of Petroleum Substances attributable to the assets and undertakings of the Borrower and its Material Subsidiaries, which report shall, as of the date of such report, set forth, inter alia, the proved reserves of Petroleum Substances attributable to the assets and undertakings of the Borrower and its Material Subsidiaries and, for each 12-month period ending on the date of such report: anticipated rates of production and reinjection of Petroleum Substances; Crown, freehold and overriding royalties and freehold mineral taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; production, revenue, value-added, wellhead or severance Imposed Taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; operating costs; gathering, transporting, processing, marketing and storage fees payable with respect to Petroleum Substances produced from or attributable to such assets and undertakings; capital expenditures expected to be necessary to achieve anticipated rates of production; net cash flow with respect to such assets and undertakings, including all revenues, expenses and expenditures described above; PDP PV-10 Value; and PV-10 Value; but not, for greater certainty, any overhead recoveries or operators’ fees or charges from third parties.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:
     (a) any claim by a Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and
     (b) any claim by a Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.
     “Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.
     “Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars, Canadian Dollars or any other foreign currency to Canadian Dollars or United States Dollars, as the case may be, at the noon rate of exchange for Canadian
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interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Administrative Agent at approximately noon (Toronto time) on that date in accordance with its normal practice.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such             shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
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     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. London time, on the data that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period; provided that if there is more than one such reserve percentage applicable during such Interest Period, the daily average of the applicable reserve percentages during such period shall be used.
     “Events of Default” has the meaning specified in Section 7.01.
     “Existing Lender” has the meaning specified in the Preliminary Statements.
     “Existing Lender Commitment” means, with respect to any Existing Lender at any time, the amount set forth for such Existing Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(e) as such Existing Lender’s “Original Commitment”.
     “Existing Term Advance” has the meaning specified in the Preliminary Statements.
     “Existing Shareholders” means the shareholders of the Parent and the Borrower as of the Effective Date, and their respective Affiliates.
     “Extension of Credit” means any Borrowing hereunder.
     “Facility” means, at any time, the aggregate amount of the Existing Lenders’ Existing Lender Commitments at such time plus the aggregate amount of the Term Lenders’ Term Commitments at such time.
Second Lien Credit Agreement

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Assistance” means, with respect to any Person and without duplication, any loan, guarantee, indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other Person or any obligation (contingent or otherwise) intended to enable another Person to incur or pay any Debt or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other Person against loss in respect of Debt of the other Person and includes any guarantee of or indemnity in respect of the Debt of the other Person and any absolute or contingent obligation to (directly or indirectly):
     (a) advance or supply funds for the payment or purchase of any Debt of any other Person;
     (b) guarantee, indemnify, hold harmless or otherwise become liable to any creditor of any other Person from or against any losses, liabilities or damages in respect of Debt; or
     (c) make an advance, loan or other extension of credit to or to make any subscription for equity, equity or capital contribution, or investment in for the purpose of maintaining the capital, working capital, solvency or general financial condition of another Person.
     The amount of any Financial Assistance is the amount of any loan or direct or indirect financial assistance or support, without duplication, given, or all Debt of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.
     “Financial Instrument” means any Interest Hedging Agreement, Currency Hedging Agreement or Commodity Agreement.
     “Financial Instrument Obligations” means obligations arising under Financial Instruments entered into by the Borrower or a Subsidiary to the extent of the net amount due or accruing due by the Borrower or Subsidiary thereunder (determined by marking to market the same in accordance with their terms).
     “Financial Instrument Demand for Payment” means a demand made by a Hedge Bank pursuant to a Secured Hedge Agreement demanding payment of the Financial Instrument Obligations which are then due and payable relating thereto and shall include, without limitation, any notice under any agreement evidencing a Secured Hedge Agreement which, when delivered, would require an early termination thereof and a payment by the Borrower or a Subsidiary in settlement of obligations thereunder as a result of such early termination.
     “First Lien Agent” means The Toronto-Dominion Bank, in its capacity as agent for the lenders under the First Lien Credit Agreement currently in effect, any successor agent thereto,
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any other agent under the First Lien Credit Agreement and any administrative agent under a First Lien Facility.
     “First Lien Cap Amount” means, (a) at any time from and including the date hereof to but excluding the first date on which the Leverage Ratio (as defined as of the date hereof) shall be equal to or less than 4:1, Cdn$10 million and (b) at any time thereafter, the greater of US$40 million and Cdn$50 million.
     “First Lien Credit Agreement” has the meaning specified in the Preliminary Statements.
     “First Lien Documents” means the First Lien Credit Agreement and all security and collateral documents delivered pursuant thereto (including all guarantees, general security agreements, debentures, debenture pledge agreements and other security agreement) and all intercreditor agreements and subordination agreements delivered by the Loan Parties pursuant thereto, and all certificates, notices, instruments and other documents delivered by the Loan Parties or otherwise to any agent or lender pursuant thereto.
     “First Lien Facility” means the senior secured first lien revolving credit facility incurred by the Borrower pursuant to the First Lien Credit Agreement (as amended, supplemented, modified or amended and restated from time to time) or any refinancing or replacement thereof established from time to time in accordance with the provisions of the Intercreditor Agreement, including a “Refinancing”, as defined in the Intercreditor Agreement.
     “First Lien Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to the lenders or the agents under, pursuant or relating to the First Lien Documents or any First Lien Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including, without limitation, all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under the First Lien Credit Agreement or in respect of the First Lien Facility.
     “Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.
     “Foreign Benefit Arrangement” has the meaning specified in Section 4.01(v)(iii).
     “Foreign Lender” has the meaning specified in Section 2.10(a).
     “Former Lender” has the meaning specified in Section 6.06.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.
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     “Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.
     “Guarantee” means any guarantee, undertaking to assume, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any Person; provided that the amount of each Guarantee shall be equal to the maximum reasonably anticipated liability in respect thereof.
     “Guaranteed Obligations” has the meaning specified in Section 9.01.
     “Guarantors” means the Subsidiary Guarantors and, for the purposes of Article IX, the Borrower.
     “Guaranty Supplement” has the meaning specified in Section 9.05.
     “Hazardous Materials” means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, harm or degradation to the environment or to human health or safety and includes any substance defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.
     “Hedge Bank” means any Lender, Agent or an Affiliate of a Lender or Agent in its capacity as a party to a Secured Hedge Agreement.
     “Imposed Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Imposed Tax” and “Imposed Taxation” shall be construed accordingly.
     “Indemnified Party” has the meaning specified in Section 10.04(b).
     “Independent Engineer” means Sproule Associates Limited and includes such other firm or firms of independent engineers as may be selected from time to time by the Borrower in replacement thereof and approved by the Majority of Lenders (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement in accordance with the provisions thereof or, if the First Lien Facility has expired or been terminated, the firm or firms of independent engineers in effect at such time of expiry or termination or such other firm or firms of independent engineers as may be selected from time to time by the Borrower and approved by the Administrative Agent acting reasonably.
     “Intercreditor Agreement” means the Intercreditor Agreement dated as of the Original Closing Date, executed by the First Lien Agent, the Agent and the Borrower, as amended by First Amendment dated as of December 16, 2005 and Second Amendment dated as of April 25, 2006, each as attached hereto as Exhibit K, and as further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
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     “Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt other than Obligations of the Borrower and its Subsidiaries under their Guarantees of the Unsecured Credit Agreement, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period; provided that, for purposes of determining the amounts in clauses (a) and (b) above in the calculation of the Interest Coverage Ratio (i) for the Measurement Period ending September 30, 2006, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt other than Obligations of the Borrower and its Subsidiaries under their Guarantees of the Unsecured Credit Agreement, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the fiscal quarter ending September 30, 2006, multiplied by four, (ii) for the Measurement Period ending December 31, 2006, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt other than Obligations of the Borrower and its Subsidiaries under their Guarantees of the Unsecured Credit Agreement, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the two fiscal quarters ending December 31, 2006, multiplied by two and (iii) for the Measurement Period ending March 31, 2007, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt other than Obligations of the Borrower and its Subsidiaries under their Guarantees of the Unsecured Credit Agreement, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the three fiscal quarters ending March 31, 2007, multiplied by 4/3.
     “Interest Hedging Agreement” means any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).
     “Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under the Facility that ends after any principal repayment date for the Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment date for the Facility shall be at least equal to the aggregate principal amount of Advances under the Facility due and payable on or prior to such date;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the
Second Lien Credit Agreement

next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” means (a) any purchase or other acquisition of shares or other securities of any Person, (b) any form of Financial Assistance to or for the benefit of any Person, (c) any capital contribution to any other Person and (d) any purchase or other acquisition of any assets, property or undertaking other than an acquisition in the ordinary course of business of the purchaser.
     “Last CHC Sale Date” has the meaning specified in Section 5.01(e).
     “Last WCSB Sale Date” has the meaning specified in Section 5.01(e).
     “Lead Arranger” means Credit Suisse Securities (USA) LLC.
     “Lenders” means the Existing Lenders, the Term Lenders and each Person that shall become a Lender hereunder pursuant to Section 10.07 for so long as such Existing Lender, Term Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt of the Borrower and its Subsidiaries at such date minus cash and Cash Equivalents of the Parent and the Borrower and its Subsidiaries at such date minus Obligations of the Borrower and its Subsidiaries under their Guarantees of the Unsecured Credit Agreement at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that, for purposes of determining the amount in clause (b) in the calculation of the Leverage Ratio (i) for the Measurement Period ending September 30, 2006, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter then ending multiplied by four, (ii) for the Measurement Period ending December 31, 2006, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the two fiscal quarters then ending multiplied by two and (iii) for the Measurement Period ending March 31, 2007, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the three fiscal quarters then ending multiplied by 4/3.
     “Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) the Engagement Letter, (vi) each Secured Hedge Agreement, (vii) the Intercreditor Agreement and (viii) the TRC Subordination Agreement, in each case as amended.
     “Loan Parties” means the Borrower and the Subsidiary Guarantors.
Second Lien Credit Agreement

     “Make Whole Premium” means, with respect to any optional prepayment, the present value, as determined by the Administrative Agent, at the date of such prepayment of (i) interest payable on the aggregate principal amount of such prepayment from the date of such prepayment (excluding accrued but unpaid interest) until the first anniversary of the Amendment No. 1 Effective Date, calculated using a rate equal to the Eurodollar Rate applicable to Advances having an Interest Period of three months in effect on the third Business Day prior to such prepayment (the “Three Month Eurodollar Rate”) plus the Applicable Margin for Eurodollar Rate Advances in effect as of such prepayment date plus (ii) the prepayment premium payable if such prepayment were to be made on the first Business Day following the first anniversary of the Amendment No. 1 Effective Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Three Month Eurodollar Rate plus 0.50%.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.
     “Material Adverse Effect” means a material adverse effect on:
     (a) the financial condition of the Borrower and its Subsidiaries, taken as a whole;
     (b) the ability of the Borrower or any of its Subsidiaries to observe or perform its obligations under the Loan Documents to which it is a party or the validity or enforceability of such Loan Documents or any material provision thereof; or
     (c) the property, business, operations, expected net cash flows of the Borrower, liabilities or capitalization of the Borrower and its Subsidiaries, taken as a whole.
     “Material Subsidiary” means any Subsidiary of the Borrower which:
     (a) has Consolidated assets equal to or greater than 5.0% of the Consolidated assets of the Borrower;
     (b) has Consolidated net income equal to or greater than 5.0% of net income of the Borrower determined on a Consolidated basis;
     (c) owns or holds, directly or indirectly (whether through the ownership of or investments in other Subsidiaries or otherwise) any ownership interest in any proved reserves of Petroleum Substances which are included for purposes of the determination of the Borrowing Base (as defined in the First Lien Credit Agreement); or
     (d) is designated as a Designated Material Subsidiary pursuant to Section 6.01.
     “Maturity Date” means April 26, 2011.
     “Measurement Period” means each period of four consecutive fiscal quarters of the Borrower, except as otherwise set forth in the definitions of Interest Coverage Ratio, Total Interest Coverage Ratio, Leverage Ratio and Total Leverage Ratio.
Second Lien Credit Agreement

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by any one of the president, chief financial officer, a vice president, treasurer, assistant treasurer, controller, corporate secretary or assistant secretary of the Borrower or Subsidiary, as the case may be, (including, in the case of a partnership a certificate or notice signed by such an officer of a general partner of such partnership); provided, however, that notices of Conversion or prepayment shall be executed on behalf of the Borrower by any one of the foregoing Persons or such other Persons as may from time to time be designated by written notice from the Borrower to the Administrative Agent.
     “Oil and Gas Business” means
     (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil and gas properties and hydrocarbons including P&NG Rights and P&NG Leases,
     (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of hydrocarbons obtained from other Persons,
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     (c) any business relating to or arising from marketing of oil, gas and other minerals and products produced in association therewith, and
     (d) any activity, business, product or service that is ancillary or necessary or desirable to facilitate the business and activities described in clauses (a) through (c) of this definition.
     “One-Year Strip Price” means, for any 12 month period, the monthly futures contract prices for crude oil and natural gas for such 12 month period as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PDP PV-10 Value”.
     “Original Closing Date” means April 26, 2005.
     “Other Advances” has the meaning specified in Section 2.14.
     “Other Taxes” has the meaning specified in Section 2.10(b).
     “P&NG Leases” means, collectively, any and all documents of title including, without limitation, leases, reservations, permits, licenses, unit agreements, assignments, trust declarations, participation, exploration, farm-out, farm-in, royalty, purchase or other agreements by virtue of which the Borrower or any Subsidiary is entitled to explore for, drill for, recover, take or produce Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or any Subsidiary (as applicable), or to share in the production or proceeds of production or any part thereof or proceeds of royalty, production, profits or other interests out of, referable to or payable in respect of Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or such Subsidiary (as applicable), and the rights of the Borrower or any Subsidiary (as applicable) thereunder.
     “P&NG Rights” means all of the right, title, estate and interest, whether contingent or absolute, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”, of the Borrower and its Subsidiaries in and to any of the following, by whatever name the same are known:
     (a) rights to explore for, drill for and produce, take, save or market Petroleum Substances;
     (b) rights to a share of the production of Petroleum Substances;
     (c) rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances;
     (d) rights to acquire any of the rights described in subparagraphs (a) through (c) of this definition;
     (e) interests in any rights described in subparagraphs (a) through (d) of this definition; and
     (f) all extensions, renewals, replacements or amendments of or to the foregoing items described in subparagraphs (a) through (e) of this definition;
Second Lien Credit Agreement

and including, without limitation, interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests and fractional or undivided interests in any of the foregoing and freehold, leasehold or other interests.
     “Parent” means Trident Resources Corp., a Delaware corporation.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “PDP PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Developed Producing Reserves on the Borrower’s and the Subsidiaries’ Petroleum Substances and non-direct associated income as set forth in the most recent Engineering Report delivered pursuant to Sections 5.01(e)(vi) or 5.01(e)(vii)(A), utilizing the price assumptions for crude oil and natural gas equal to (a) sixty percent (60%) of the average of the One-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub) for the first year following the date of determination, (b) sixty percent (60%) of the average of the One-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub) for the second year following the date of determination and (c) sixty percent (60%) of the average of the One-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub) for the third year following the date of determination and for each year thereafter, quoted on the New York Mercantile Exchange (or its successor) as of the date as of which the information set forth in such Engineering Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. PDP PV-10 Value shall be adjusted to give effect to the Commodity Hedging Agreements of the Borrower and the Subsidiaries then in effect. For purposes of calculating PDP PV-10 Value, any future cash flow calculations set forth in any Engineering Report and made in any currency other than Canadian dollars shall be converted into Canadian dollars based on the Equivalent Amount on the date as of which the information set forth in such Engineering Report is provided.
     “Permitted Contest” means action taken by or on behalf of the Borrower or a Subsidiary in good faith by appropriate proceedings diligently pursued to contest an Imposed Tax, claim or Security Interest, provided that:
     (a) the Person to which the Imposed Tax, claim or Security Interest being contested is relevant (and, in the case of a Subsidiary, the Borrower on a Consolidated basis) has established reasonable reserves therefor if and to the extent required by GAAP;
     (b) proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and
     (c) proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the proved reserves of Petroleum Substances of the Borrower and its Subsidiaries.
     “Permitted Debt” means the following:
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     (a) the Obligations of the Loan Parties under the Loan Documents;
     (b) First Lien Obligations the associated aggregate principal amounts of which shall not exceed the First Lien Cap Amount;
     (c) TRC Subordinated Loans, provided that such Debt remains subordinated to the Obligations pursuant to the TRC Subordination Agreement and remains subject to the TRC Subordination Agreement;
     (d) Financial Instrument Obligations under and pursuant to Permitted Hedging;
     (e) any Debt or Obligations associated therewith owing by a Subsidiary to the Borrower, by a Subsidiary to a Material Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Material Subsidiary which is a Wholly-Owned Subsidiary;
     (f) (i) Attributable Debt of the Borrower or any Subsidiary arising in connection with capital leases; provided that the aggregate outstanding principal amount of such Attributable Debt shall not exceed at any one time Cdn $10,000,000; and (ii) Attributable Debt of the Borrower or any Subsidiary arising in connection with operating leases entered into in the ordinary course of business;
     (g) Purchase Money Obligations of the Borrower or any Subsidiary; provided that the aggregate outstanding principal amount of Purchase Money Obligations of the Borrower and its Subsidiaries shall not exceed at any one time Cdn $5,000,000;
     (h) Debt incurred by any Loan Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Loan Party pursuant to such agreements, in connection with acquisitions, Investments or dispositions permitted hereunder;
     (i) Debt of the type described in clause (p) of the definition of “Permitted Encumbrances”;
     (j) Debt consisting of Financial Assistance permitted under Section 5.02(h);
     (k) Obligations under the Guarantees by the Borrower and its Subsidiaries of the Unsecured Credit Agreement the associated aggregate principal amount of which shall not exceed the sum of US $150,000,000 plus any interest that is capitalized as principal and not paid in cash under the terms of the Unsecured Credit Agreement; and
     (l) Debt which is not otherwise Permitted Debt; provided that the principal amount of such Obligations do not, in the aggregate at any time, exceed Cdn. $10,000,000.
     “Permitted Disposition” means, in respect of the Borrower or any of its Subsidiaries, any of the following:
     (a) a sale or disposition of P&NG Rights (and related tangibles) resulting from any pooling or unitization entered into in the ordinary course of business and in accordance with sound industry practice when, in the reasonable judgment of the Borrower, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such P&NG Rights;
Second Lien Credit Agreement

     (b) a sale or disposition by the Borrower or such Subsidiary in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;
     (c) a sale or disposition of assets (including shares or ownership interests) by a Subsidiary to the Borrower, by a Subsidiary to a Material Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Material Subsidiary which is a Wholly-Owned Subsidiary;
     (d) a sale or disposition by the Borrower or any Subsidiary of its interest in machinery, equipment or other tangible personal property for which Purchase Money Obligations were incurred and (i) such Purchase Money Obligations are fully repaid concurrently with such sale or disposition and (ii) such sale or disposition is made in the ordinary course of business at fair market value to a Person at arm’s length from the Borrower and its Subsidiaries, unless otherwise permitted under Section 5.02(k);
     (e) any other sale or disposition of assets of the Borrower or such Subsidiary, provided that such sale or disposition does not include any P&NG Leases or P&NG Rights owned by the Borrower and its Subsidiaries on the Effective Date (for certainty, such restriction does not and is not intended to apply to Petroleum Substances actually produced and taken pursuant to such P&NG Leases and P&NG Rights, as opposed to the P&NG Leases and P&NG Rights themselves) and is made for fair market value; and
     (f) any transfer of assets upon a dissolution not prohibited by Section 5.02(c).
     “Permitted Encumbrances” means as at any particular time any of the following encumbrances on the property or any part of the property of the Borrower or any Subsidiary:
     (a) Security Interests for taxes, assessments or governmental charges (including for certainty Taxes, Canadian Taxes, Other Taxes and Imposed Taxes) not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;
     (b) deemed Security Interests and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;
     (c) Security Interests under or pursuant to any judgment rendered, or claim filed, against the Borrower or Subsidiary, which the Borrower or Subsidiary (as applicable) shall be contesting at the time by a Permitted Contest;
     (d) undetermined or inchoate Security Interests incidental to construction or current operations which have not at such time been filed pursuant to law against the Borrower or Subsidiary or which relate to obligations not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;
     (e) Security Interests incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of P&NG Rights, related production or processing facilities in which such Person has an interest or the transmission of Petroleum Substances as security in favor of any other Person conducting
Second Lien Credit Agreement

the exploration, development, operation or transmission of the property to which such liens relate, for the Borrower’s or any Subsidiary’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;
     (f) Security Interests for penalties arising under non-participation or independent operations provisions of operating or similar agreements in respect of the Borrower’s or any Subsidiary’s P&NG Rights, provided that such Security Interests do not materially detract from the value of any material part of the property of the Borrower and its Subsidiaries, taken as a whole;
     (g) any right of first refusal in favor of any Person granted in the ordinary course of business with respect to all or any of the P&NG Rights of the Borrower or any Subsidiary;
     (h) easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;
     (i) Security Interests granted by the Borrower or Subsidiary to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or Subsidiary (as applicable), all in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;
     (j) the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions and reservations to title;
     (k) any encumbrance or agreement relating to pooling or a plan of unitization affecting the property of the Borrower or Subsidiary, or any part thereof;
     (l) royalties, net profits and other interests and obligations arising in accordance with standard industry practice and in the ordinary course of business, under P&NG Leases in which the Borrower or Subsidiary have any interest;
     (m) Security Interests in favor of the Lenders or the Collateral Agent on behalf of the Lenders;
     (n) Security Interests in favor of the lenders under the First Lien Facility or the First Lien Agent on behalf of the lenders under the First Lien Facility securing the First Lien Obligations;
     (o) any operating lease entered into in the ordinary course of business;
     (p) bankers’ liens, rights of set-off and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any
Second Lien Credit Agreement

of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
     (q) to the extent constituting Security Interests, Financial Assistance permitted under this Agreement;
     (r) Security Interests securing Attributable Debt; provided that such Liens shall attach only to the property subject to the lease giving rise to such Attributable Debt and provided further that such Attributable Debt is Permitted Debt;
     (s) Security Interests to secure Purchase Money Obligations provided that such Purchase Money Obligations are Permitted Debt;
     (t) Security Interests which are not otherwise Permitted Encumbrances; provided that the aggregate amount of obligations secured thereby does not at any time exceed Cdn. $2,500,000;
     (u) Landlords’ liens or any other rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease;
     (v) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases of real property to which the Borrower or a Subsidiary is a party;
     (w) Security Interests resulting from the deposit of cash or obligations as security when the Borrower or a Subsidiary is required to do so by a Governmental Authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same, or to secure workers’ compensation, surety or appeal bonds or to secure costs of litigation when required by Applicable Law;
     (x) Security Interests resulting from the deposit of cash or granting of security with respect to Permitted Hedging provided that the amount of the obligations secured by such liens does not at any time exceed Cdn $5,000,000;
     (y) minor defects of title which, individually and in the aggregate, do not materially affect the right of ownership of the Borrower or its Subsidiary in the property involved or the right of the Borrower or its Subsidiary to utilize such property to conduct its business; and
     (z) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding subparagraphs (a) to (x) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased, provided that nothing in this definition shall in and of itself cause the Obligations hereunder to be subordinated in priority of payment to any such Permitted Encumbrance or cause any Security
Second Lien Credit Agreement

Interests in favor of the Lenders or the Collateral Agent on behalf of the Lenders to rank subordinate to any such Permitted Encumbrance.
     “Permitted Hedging” means Financial Instruments which are entered into in the ordinary course of business and for hedging purposes and not for speculative purposes (determined, where relevant, by reference to GAAP); provided that Commodity Agreements entered into for hedging purposes shall not exceed 80% of the estimated production of Petroleum Substances during the immediately following 12 month period from the proved developed producing properties of the Loan Parties as reflected in the most recent Engineering Report delivered pursuant to Section 5.01(e).
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Petroleum Substances” means any one or more of crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Post-Petition Interest” has the meaning specified in Section 9.06.
     “Prepaid Obligations” means “take-or-pay”, forward sale, prepaid or similar liabilities of a Person whereby such Person is obligated to settle, at some future date, an obligation in respect of Petroleum Substances, whether by deliveries (accelerated or otherwise) of Petroleum Substances, the payment of money or otherwise however, including the transfer of any Petroleum Substances, whether in place or when produced, for a period of time until, or of an amount such that, the lender or purchaser will realize therefrom a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such products or any interest in property of the character commonly referred to as a “production payment” and all such obligations for which such Person is liable without having received and retained a payment therefor or having assumed such obligation.
     “Proved Developed Producing Reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs using existing wells with existing equipment and operating methods under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made, in accordance with the “Proved Developed Reserves” definitions promulgated by the United States Securities and Exchange Commission Rule 4-10 of Regulation S-X, as may be amended, changed or replaced from time to time, with the additional requirement that the reserves are expected to be recovered from completion intervals open at the time of the estimate which may be currently producing or, if shut in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.
     “Proved Reserves” means the estimated quantities of Petroleum Substances that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made).
Second Lien Credit Agreement

     “Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.
     “PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on the Borrower’s and the Subsidiaries’ Petroleum Substances and non-direct associated income as set forth in the most recent Engineering Report delivered pursuant to Section 5.01(e), utilizing the average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor) as of the date as of which the information set forth in such Engineering Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. PV-10 Value shall be adjusted to give effect to the Commodity Hedging Agreements of the Borrower and the Subsidiaries then in effect. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Engineering Report and made in any currency other than Canadian dollars shall be converted into Canadian dollars based on the Equivalent Amount on the date as of which the information set forth in such Engineering Report is provided.
     “PV-10 Value to Debt Ratio” means, at any date of determination, the ratio of (a) PV-10 Value to (b) Consolidated Debt of the Borrower and its Subsidiaries at such date minus cash and Cash Equivalents of the Borrower and its Subsidiaries at such date.
     “Register” has the meaning specified in Section 10.07(e).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Party” means any Person which is any one or more of the following:
     (a) an Affiliate of the Borrower or any Subsidiary thereof;
     (b) a shareholder or partner of the Parent, the Borrower or any Subsidiary which, together with all Affiliates of such Person, owns or controls, directly or indirectly, more than 10% of the shares, capital or other ownership interests (however designated) of any of the foregoing, or an Affiliate of any such shareholder or partner;
     (c) an officer or director of the Parent, the Borrower or any Subsidiary which, together with all Affiliates of such Person, has the power to vote, directly or indirectly more than 10% of the Voting Interests of any of the foregoing; and
     (d) the Parent and its Affiliates.
     “Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.
Second Lien Credit Agreement

     “Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances at such time.
     “Required Permits” means all Governmental Authorizations which are necessary at any given time for the Borrower and each of its Material Subsidiaries to own and operate its property, assets, rights and interests or to carry on its business and affairs.
     “Secured Hedge Agreement” means any Financial Instrument permitted under Article V that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank.
     “Secured Obligations” has the meaning specified in Section 6.01.
     “Secured Parties” means the Agents, the Lenders and the Hedge Banks.
     “Security Interest” means mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retentions, security created under the Bank Act (Canada), liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event:
     (a) deposits or transfers of cash, marketable securities or other financial assets under any agreement or arrangement whereby such cash, securities or assets may be withdrawn, returned or transferred only upon fulfillment of any condition as to the discharge of any other indebtedness or other obligation to any creditor;
     (b) (i) rights of set-off or (ii) any other right of or arrangement of any kind with any creditor, which in any case are made, created or entered into, as the case may be, for the purpose of (A) securing Debt, (B) preferring some holders of Debt over other holders of Debt or (C) having the claims of any creditor be satisfied prior to the claims of other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired (other than, with respect to (C) only, rights of set-off granted or arising in the ordinary course of business);
     (c) the rights of lessors under capital leases and any other lease financing; and
     (d) absolute assignments of accounts receivable, except for absolute assignments of accounts receivable made in conjunction with a sale of assets or property which is permitted by the provisions hereof.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such
Second Lien Credit Agreement

Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subordinated Obligations” has the meaning specified in Section 9.06.
     “Subsidiary” means, with respect to any Person:
     (a) any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries;
     (b) any partnership of which, at the time, such Person, or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases, other than a partnership created solely to hold Equity Interests in the Borrower and that is not involved in the business of the Borrower and its Subsidiaries; or
     (c) any other Person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by such Person, or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower.
     “Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 6.01.
     “Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article IX, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.01, in each case as amended, amended and restated, modified or otherwise supplemented.
     “Supplemental Collateral Agent” has the meaning specified in Section 8.01.
     “Taxes” has the meaning specified in Section 2.10(a).
     “TD Capital/Blackstone Put Rights” means the rights granted to the holders of the Warrants pursuant to Article 6 of the Warrant Agreement.
Second Lien Credit Agreement

     “Term Advance” has the meaning specified in Section 2.01(b).
     “Term Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(e) as such Lender’s “Term Commitment”. The aggregate amount of the Term Commitments shall be equal to US$125,000,000.
     “Term Lender” means a Person with a Term Commitment, it being understood that a Term Lender may be an Existing Lender.
     “Termination Event” means an automatic early termination of obligations relating to a Secured Hedge Agreement under any agreement relating thereto without any notice being required from a Hedge Bank.
     “Three-Year Strip Price” means, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.
     “Threshold Amount” means, at any time, the greater of:
     (a) Cdn. $5,000,000; and
     (b) 5% of the PV-10 Value at such time.
     “Total Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period; provided that, for purposes of determining the amounts in clauses (a) and (b) above in the calculation of the Total Interest Coverage Ratio (i) for the Measurement Period ending September 30, 2006, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the fiscal quarter ending September 30, 2006, multiplied by four, (ii) for the Measurement Period ending December 31, 2006, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the two fiscal quarters ending December 31, 2006, multiplied by two and (iii) for the Measurement Period ending March 31, 2007, the amount in clause (a) shall equal Consolidated EBITDA, and the amount in clause (b) shall equal interest payable on, and amortization of debt discount in respect of, all Debt, in each case (i.e., in respect of both clauses (a) and (b)) of the Borrower and its Subsidiaries for or during the three fiscal quarters ending March 31, 2007, multiplied by 4/3; provided further that with respect to any interest payable on the Obligations under the Unsecured Credit Agreement, for purposes of determining the amount in clause (b) above, (x) if for any period the Leverage Ratio shall be greater than 4:1, no such interest for such period shall be included in clause (b) and (y) if
Second Lien Credit Agreement

for any period the Leverage Ratio shall be equal to or less than 4:1, such interest shall be included in clause (b) only to the extent such interest is payable in cash.
     “Total Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt of the Borrower and its Subsidiaries at such date minus cash and Cash Equivalents of the Parent and the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that, for purposes of determining the amount in clause (b) in the calculation of the Total Leverage Ratio (i) for the Measurement Period ending September 30, 2006, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter then ending multiplied by four, (ii) for the Measurement Period ending December 31, 2006, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the two fiscal quarters then ending multiplied by two and (iii) for the Measurement Period ending March 31, 2007, such amount for the Measurement Period then ending shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for the three fiscal quarters then ending multiplied by 4/3.
     “Transaction” means the transactions contemplated by the Loan Documents.
     “TRC Subordinated Lender” means any of the Parent or any Subsidiary of the Parent.
     “TRC Subordinated Loans” means of one or more unsecured loans made by a TRC Subordinated Lender to the Borrower that is subject at all times to the TRC Subordination Agreement.
     “TRC Subordination Agreement” means the Subordination Agreement dated as of April 26, 2005 among the Collateral Agent, the Borrower and the Parent, as amended as of April ___, 2006 and attached hereto as Exhibit L.
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
     “Unsecured Credit Agreement” has the meaning specified in the Preliminary Statements.
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Warrant Agreement” means the Warrant Agreement dated July 8, 2004 among the Parent, the Borrower, TD Capital Mezzanine Parties (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P.
     “WCSB Properties” means, at any time, the P&NG Rights and P&NG Leases of the Borrower and its Subsidiaries in the Western Canadian sedimentary basin, other than the Core Horseshoe Canyon Properties, and related tangibles.
     “WCSB Significant Sale” has the meaning specified in Section 5.01(e).
Second Lien Credit Agreement

     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.
     “Wholly-Owned Subsidiary” means:
     (a) a corporation, all of the issued and outstanding shares in the capital of which are beneficially held by:
     (i) the Borrower;
     (ii) the Borrower and one or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower; or
     (iii) two or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower;
     (b) a corporation which is a Wholly-Owned Subsidiary of a corporation that is a Wholly-Owned Subsidiary of the Borrower; or
     (c) a partnership, all of the partners of which are the Borrower and/or Wholly-Owned Subsidiaries of the Borrower.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 3.01(a)(vii) (“GAAP”).
     SECTION 1.04. Currency Equivalents. Any amounts specified in this Agreement to be in Canadian Dollars shall also include the Equivalent Amount in Dollars and the equivalent thereof in any other currency.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01. Existing Advances. (a) The Existing Lenders have made the Existing Term Advances to the Borrower pursuant to the Existing Credit Agreement. For the avoidance of doubt, notwithstanding the amendment and restatement of the Existing Credit Agreement contained herein, the Existing Term Advances shall for all purposes constitute Advances hereunder and provisions relating to the Notice of Borrowing contained in Section 2.02 shall have no effect on the Existing Term Advances. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
Second Lien Credit Agreement

          (b) Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Effective Date in an amount not to exceed such Term Lender’s Term Commitment at such time. The Borrowing shall consist of Term Advances made simultaneously by the Term Lenders according to their Term Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Each of the parties hereto agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that on the Effective Date, the aggregate principal amount of the Term Advances shall be added to (and form part of) the existing Borrowing under the Existing Credit Agreement, so that each Lender will participate proportionately in the existing Borrowing under the Existing Credit Agreement and so that the Existing Lenders continue to have the same participation (by amount) in the Borrowing as they had before the making of the Term Advances. In connection therewith, the Borrower agrees to compensate the Lenders, pursuant to Section 10.04(c), on such basis as may be agreed between the Borrower and the Administrative Agent.
     SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 9:00 A.M. (New York City time) on the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Such notice of Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Borrowing, (ii) Type of Advances comprising the Borrowing, (iii) aggregate amount of the Borrowing and (iv) if the Borrowing consists of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the Effective Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing in accordance with the respective Commitment of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account before noon (New York City time).
          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. If any Notice of Borrowing specifies that the Borrowing is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent and the Borrower has been advanced such corresponding amount, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding
Second Lien Credit Agreement

amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
          (d) The failure of any Lender to make any Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Effective Date.
     SECTION 2.03. Repayment of Advances. On the Maturity Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Advances outstanding on such date.
     SECTION 2.04. Prepayments and Reductions. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid and (ii) (A) in the case of any such prepayment on or prior to the first anniversary of the Amendment No. 1 Effective Date, the Make Whole Premium, (B) in the case of any such prepayment after the first anniversary of the Amendment No. 1 Effective Date, but on or prior to the second anniversary of the Amendment No. 1 Effective Date, a premium of 2.0% of the aggregate principal amount so prepaid, (C) in the case of any such prepayment after the second anniversary of the Amendment No. 1 Effective Date, but on or prior to the third anniversary of the Amendment No. 1 Effective Date, a premium of 1.0% of the aggregate principal amount so prepaid and (D) in the case of any such prepayment after the third anniversary of the Amendment No. 1 Effective Date, no premium; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 10.04(c).
     SECTION 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin, payable in arrears monthly first day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. To the fullest extent permitted by applicable law, upon the occurrence and during the continuance of a Default under Section 7.01(a), (e), (f) or (g) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.05(a), as
Second Lien Credit Agreement

applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.05(a), as applicable, and (ii) the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, on Base Rate Advances pursuant to clause (i) of Section 2.05(a); provided, however, that following the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
     SECTION 2.06. Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
     SECTION 2.07. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.08, Convert all or any portion of the Advances of one Type into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $5,000,000, and each Conversion of Advances shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
     SECTION 2.08. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation after the Effective
Second Lien Credit Agreement

Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority issued or adopted after the Effective Date (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction, province or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (b) If any Lender determines, acting reasonably, that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority issued or adopted after the Effective Date (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
     (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.
Second Lien Credit Agreement

          (e) (i) In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.08 or 2.10 or asserts, pursuant to Section 2.08(d) or 2.10, that it is unlawful for such Lender to make or maintain Eurodollar Rate Advances, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for maintaining its Loans hereunder or to assign its right and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, acting reasonably, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future, or eliminate the basis for asserting pursuant to Section 2.08(d) that it is unlawful for such Lender to make or maintain Eurodollar Rate Advances, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, (ii) in the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.08 or Section 2.10 or asserts, pursuant to Section 2.08(d), that it is unlawful for such Lender to make Eurodollar Rate Advances then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person is reasonably satisfactory to the Administrative Agent, (b) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.08, 2.10 and 10.04) and (c) each such Person assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 10.07.
     SECTION 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made by the Borrower to the Administrative Agent when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
          (c) All computations of interest and of fees shall be made by the Administrative Agent on the basis of (i) with respect to Base Rate Advances, a year of 365/366 days and (ii) in all other cases, a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
Second Lien Credit Agreement

          (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority:
     (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;
     (ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 10.04 hereof and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;
     (iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.08 and 2.10 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;
     (iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations under or in respect of the Loan Documents that is due and payable to the Agents and the Lenders under Section 2.05(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Lenders on such date;
     (v) fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Lenders under Section 2.05(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Lenders on such date;
Second Lien Credit Agreement

     (vi) sixth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Lenders on such date; and
     (vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.
          (g) Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
          (h) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
          (i) To the fullest extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Administrative Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.
          (j) No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by applicable law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under applicable law.
     SECTION 2.10. Taxes. (a) Unless required by Applicable Law, any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.09 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent,
     (i) taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the federal government state, province or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state, province or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof,
     (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Loan Party is located;
Second Lien Credit Agreement

     (iii) present or future taxes, levies, imposts, deductions, charges or withholdings imposed or levied by the Government of Canada or any province or territory thereof or any Governmental Authority therein (“Canadian Taxes”) by reason that such Lender or Agent does not deal at arm’s length with the Borrower for the purposes of the Income Tax Act (Canada); and
     (iv) Canadian Taxes imposed or levied by reason of such Lender or Agent carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of its interest in the Facility or the receipt of payments in respect thereof but for greater certainty tax imposed or levied on a Lender under Part XIII of the Income Tax Act (Canada) shall not be excluded solely by virtue of this Section 2.10(a)(iv);
     (v) in the case of a Lender organized under the laws of a jurisdiction other than that which a Loan Party is resident for tax purposes (a “Foreign Lender”) (other than an assignee pursuant to a request by the Borrower under Section 2.08(e)(i)), any deductions, withholdings or withholding tax (including tax imposed or levied on a Lender under Part XIII of the Income Tax Act (Canada)) that is required in respect of or imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Applicable Lending Office) (other than as a result of (A) the adoption or taking effect of any law, rules, regulation or treaty, (B) any change in any law, rules regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (C) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority , in each case occurring after the date such Lender becomes a party hereto (or designates a new Applicable Lending Office)), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment) to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to this Section 2.10 (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).
     (vi) If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, such Loan Party shall make all such deductions and such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes imposed or asserted by any jurisdiction on
Second Lien Credit Agreement

amounts payable by any Loan Party to or for the account of such Lender or Agent hereunder, or under any other Loan Document (including any amounts payable under this Section 2.10) imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) of this Section 2.10, the terms “United States” and “United States Person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party, is resident for tax purposes, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), as reasonably requested by a Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided however (1) that such forms would not, in the good faith judgment of such Lender, require such Lender to disclose any confidential or proprietary information, (2) such Lender is legally entitled to complete, execute and deliver such forms, certificates or other documents and (3) the completion, execution or delivery of such forms, certificates or other documents would not, in the good faith judgment of the Lender, result in the imposition on the Lender of any additional material legal or regulatory burdens, any additional material out-of-pocket costs not indemnified hereunder, or be otherwise materially disadvantageous to such Lender.
     SECTION 2.11. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender,
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such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Upon receipt by the Administrative Agent of notice, if any, of any such purchase (or subsequent rescission), the Administrative Agent shall promptly give notice thereof to the Borrower. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
     SECTION 2.12. Use of Proceeds. The proceeds of the Term Advances shall be available to (and the Borrower agrees that it shall use such proceeds solely to) pay transaction fees and for general corporate purposes including, without limitation, acquisitions and the funding of development activities.
     SECTION 2.13. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the outstanding Advances of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Administrative Agent shall maintain accounts in which it will record (i) the Type of Advances comprising each Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Administrative Agent pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
     SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance on the occasion of the Extension of
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Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:
     (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.13.
     (ii) The Collateral Documents shall have been fully executed and delivered each in form and substance to the Lenders (acting reasonably) and all registrations, filings and recordings necessary or desirable (as determined by the Administrative Agent) in connection with the Collateral Documents shall have been made and completed.
     (iii) A current certificate of the Borrower and each Loan Party of status, compliance or good standing, as the case may be, in respect of its jurisdiction of incorporation and certified copies of its constating documents, by-laws and the resolutions authorizing the Loan Documents to which it is a party and transactions hereunder and an Officer’s Certificate as to (A) the incumbency of the officers of the Borrower or other Loan Party, as the case may be, signing the Loan Documents to which it is a party, (B) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (C) the absence of any event occurring and continuing, or resulting from the Extension of Credit, that constitutes a Default.
     (iv) Certified copies of the First Lien Credit Agreement and the Unsecured Credit Agreement, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.
     (v) Certificate in substantially the form of Exhibit E hereto, attesting to the Solvency of the Borrower and its Subsidiaries on a Consolidated basis before and after giving effect to the Transaction, from its Chief Financial Officer.
     (vi) All audited financial statements, unaudited financial statements, capital budgets and operating budgets required to be delivered pursuant to the First Lien Credit Agreement prior to and as of the Effective Date.
     (vii) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Administrative Agent.
     (viii) A Notice of Borrowing relating to the Extension of Credit.
     (ix) A favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel for the Loan Parties, in substantially the form of Exhibit F hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
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     (x) A favorable opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
     (xi) A favorable opinion of McInnes Cooper, Nova Scotia counsel to the Loan Parties, in substantially the form of Exhibit H hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
     (xii) A favorable opinion of MacLeod Dixon LLP, Canadian counsel to the Lenders, in substantially the form of Exhibit I hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
     (xiii) A certified copy of the TRC Subordination Agreement, duly executed by each of the parties thereto.
     (xiv) A certified copy of the Intercreditor Agreement, duly executed by each of the parties thereto.
     (b) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2005.
     (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (d) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction and the entering into of the Loan Documents shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Security Interest on, any properties now owned or hereafter acquired by any of them.
     (e) The Borrower shall have paid all reasonable and documented accrued fees and expenses of the Agents (including the reasonable and documented accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders).
     (f) The Lenders shall be satisfied with the terms and conditions of the First Lien Facility and the documentation with respect thereto, including the Intercreditor Agreement.
     (g) The representations and warranties contained in each Loan Document shall be correct on and as of the Effective Date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom.
     (h) No Default has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom.
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     (i) A confirmation of guarantee and security from the Borrower and each Subsidiary Guarantor, in form and substance satisfactory to the Administrative Agent, acting reasonably.
     (j) The Administrative Agent shall have received such other approvals, documents, certificates and opinions relating to the Borrower as the Administrative Agent may reasonably request.
     SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date, specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows to the Agents and to each of the Lenders and acknowledges and confirms that the Agents and each of the Lenders is relying upon such representations and warranties:
          (a) Existence and Good Standing. The Borrower and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation or is a partnership or trust validly existing under the laws of the Province of Alberta; each is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Loan Documents.
          (b) Authority. The Borrower and each of its Subsidiaries has full power, legal right and authority to enter into the Loan Documents to which it is a party and do all such acts and things as are required by such Loan Documents to be done, observed or performed, in accordance with the terms thereof.
          (c) Valid Authorization and Execution. The Borrower and each of its Subsidiaries has taken all necessary corporate, partnership and other action (as applicable) of its directors, shareholders, partners, trustees and other Persons (as applicable) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to observe and perform the provisions thereof in accordance with the terms therein contained.
          (d) Validity of Agreement – Non-Conflict. None of the authorization, execution or delivery of this Agreement or performance of any obligation pursuant thereto requires or will require, pursuant to applicable law now in effect, any approval or consent of any Governmental Authority having jurisdiction (except such as has already been obtained and are in full force and effect) nor is in conflict with or contravention of (i) the Borrower’s or any Subsidiary’s articles, by-laws or other constating documents or any resolutions of directors or shareholders or the provisions of its partnership agreement or declaration of trust or trust indenture (as applicable) or (ii) the provisions of any other indenture,
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instrument, undertaking or other agreement to which the Borrower or any of its Subsidiaries is a party or by which they or their properties or assets are bound, the contravention of which would have or would reasonably be expected to have a Material Adverse Effect. The Loan Documents when executed and delivered will constitute valid and legally binding obligations of the Borrower and each Subsidiary which is a party thereto enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are only available in the discretion of the court.
          (e) Ownership of Property. The Borrower and each Subsidiary has good and marketable title to its P&NG Rights and P&NG Leases and to its other material property, including the right to extract, produce, take and retain Petroleum Substances therefrom in accordance with the respective terms thereof, subject to Permitted Encumbrances.
          (f) Debt. Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, the Borrower or any Subsidiary is now or may hereafter become liable for any Debt other than Permitted Debt.
          (g) Encumbrances. Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, any Person may have or be entitled to any Security Interest on or in respect of its property and assets or any part thereof except for Permitted Encumbrances.
          (h) No Material Adverse Effect. No event or circumstance has occurred or is continuing which has had or would reasonably be expected to have a Material Adverse Effect.
          (i) No Omissions. The Borrower has made available to the Agents all material information necessary to make any representations, warranties and statements contained in this Agreement not misleading in any material respect in light of the circumstances in which they are given.
          (j) Non-Default. No Default or Event of Default has occurred or is continuing or would occur following the Borrowing hereunder.
          (k) Financial Condition. The audited and unaudited Consolidated financial statements of the Borrower delivered to the Lenders and the Agents pursuant hereto present fairly, in all material respects, the Consolidated financial condition of the Borrower as at the date thereof and the results of the Consolidated operations thereof for the Fiscal Year or fiscal quarter (as applicable) then ending, all in accordance with GAAP.
          (l) Information Provided. All information, materials and documents, including all throughput and cash flow projections, economic models, engineering data, capital and operating budgets and other information and data:
     (i) prepared and provided to the Agents by the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof; and
     (ii) prepared by Persons other than the Borrower or a Subsidiary and provided to the Agents by or on behalf of the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, to the best
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of the knowledge of the Borrower after due inquiry, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof.
          (m) Absence of Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, their property or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any Subsidiary and which, if determined adversely, would have or would reasonably be expected to have a Material Adverse Effect.
          (n) Compliance with Applicable Laws, Court Orders and Agreements. The Borrower and each of its Subsidiaries and their respective property, businesses and operations are in compliance with all Applicable Laws (including, without limitation, all applicable Environmental Laws), all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its articles, by laws and other constating documents, all agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect.
          (o) Required Permits in Effect. All Required Permits are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect would not, when taken in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          (p) Remittances Up to Date. All of the material remittances required to be made by the Borrower and its Subsidiaries to Governmental Authorities have been made, are currently up to date and there are no outstanding arrears, other than those which are being contested by Permitted Contest.
          (q) Environmental.
     (i) To the best of the knowledge and belief of the Borrower, after due inquiry, the Borrower, its Subsidiaries and their respective properties, assets and undertakings taken as a whole comply in all respects and the businesses, activities and operations of same and the use of such properties, assets and undertakings and the processes and undertakings performed thereon comply in all respects with all Environmental Laws except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect; further, the Borrower does not know, and has no reasonable grounds to know, of any facts which result in or constitute or are likely to give rise to non-compliance with any Environmental Laws, which facts or non-compliance have or would reasonably be expected to have a Material Adverse Effect.
     (ii) The Borrower has not received written notice and, except as previously disclosed to the Administrative Agent in writing, has no knowledge after due inquiry, of any facts which could give rise to any notice of non-compliance with any Environmental Laws, which non-compliance has or would reasonably be expected to have a Material Adverse Effect and has not received any notice that the Borrower or any of its Subsidiaries is a potentially responsible party for a federal, provincial, regional, municipal or local clean up or corrective action in connection with their respective properties, assets and undertakings where such clean up or corrective action has or would reasonably be expected to have a Material Adverse Effect.
          (r) Taxes. The Borrower and each of its Subsidiaries has duly filed on a timely basis all tax returns required to be filed and have paid all material Imposed Taxes that are due and payable, and
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have paid all material assessments and reassessments, and all other material Imposed Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are being contested by them by Permitted Contest; they have made adequate provision for, and all required instalment payments have been made in respect of, Imposed Taxes payable for the current period for which returns are not yet required to be filed; there are no actions or proceedings being taken by any taxation authority in any jurisdictions where the Borrower or any Subsidiary carries on business to enforce the payment of any Imposed Taxes by them other than those which are being contested by them by Permitted Contest.
          (s) Material Subsidiaries. The only Material Subsidiaries of the Borrower are the Subsidiary Guarantors listed on Schedule II hereto.
          (t) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
          (u) Investment Company Act; Public Utility Holding Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
          (v) ERISA Compliance.
     (i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans that are subject to Title I or IV of ERISA.
     (ii) There is no Plan or Multiemployer Plan that is subject to Title IV of ERISA.
     (iii) With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
     (A) Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.
     (B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.
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     (C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (w) Additional Tax Representation. No amount in respect of interest payable on any Advance is deductible in computing the Borrower’s taxable income earned in Canada, as defined in subsection 248(1) of the Income Tax Act (Canada), from any source.
ARTICLE V
COVENANTS OF THE BORROWER
     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will:
          (a) Punctual Payment and Performance. Duly and punctually pay the principal of all Advances, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall perform and observe all of its obligations under this Agreement and under any other Loan Document to which it is a party.
          (b) Books and Records. Keep proper books of record and account in which complete and correct entries will be made of its transactions in accordance with GAAP.
          (c) Maintenance and Operation. Do or cause to be done, and will cause each Subsidiary to do or cause to be done, all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with diligent and prudent industry practice and Applicable Laws except to the extent that the failure to do or cause to be done the same would not have and would not reasonably be expected to have a Material Adverse Effect, and at all times cause the same to be owned, operated, maintained and used in compliance with all terms of any applicable insurance policy to the extent necessary to ensure that coverage under any such policy cannot be denied by the insurers thereunder.
          (d) Compliance with Legislation Generally; Required Permits. Do or cause to be done, and shall cause its Subsidiaries to do or cause to be done, all acts necessary or desirable to comply with all Applicable Laws, except where such failure to comply does not and would not reasonably be expected to have a Material Adverse Effect, and to preserve and keep in full force and effect all Required Permits and all other franchises, licenses, rights, privileges, permits and Governmental Authorizations necessary to enable the Borrower and each of its Subsidiaries to operate and conduct their respective businesses in accordance with prudent industry practice, except to the extent that the failure to have any of the same does not and would not reasonably be expected to have a Material Adverse Effect.
          (e) Budgets, Financial Statements, Engineering Reports and Other Information. Deliver to the Administrative Agent with sufficient copies for each of the Lenders:
     (i) Annual Capital and Operating Budgets. as soon as available and, in any event, within 120 days after the beginning of each of its Fiscal Years, a copy of the annual Consolidated capital budget and operating budget for the current year of the Borrower (approved by the board of directors of the Borrower);
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     (ii) Annual Financials. as soon as available and, in any event, within 90 days after the end of each of its Fiscal Years, copies of the Borrower’s audited annual financial statements on a Consolidated basis, each consisting of a balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity for each such year, together with the notes thereto in the case of the audited annual financial statements, all prepared in accordance with GAAP, together with a report and unqualified opinion of the Borrower’s auditors thereon in the case of audited annual financial statements of the Borrower and including any management letters provided by the auditors in connection with such audit;
     (iii) Quarterly Financials. as soon as available and, in any event within 60 days after the end of each of its first, second and third fiscal quarters, copies of each of the Borrower’s unaudited quarterly financial statements on a Consolidated basis, in each case consisting of a balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity for each such period all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous Fiscal Year, all prepared in accordance with GAAP;
     (iv) Compliance Certificate. concurrently with furnishing the financial statements pursuant to Sections 5.01(e)(ii) and (iii), a Compliance Certificate signed by any one of the president, chief financial officer, vice president finance or treasurer of the Borrower and stating that no Default or Event of Default has occurred and is continuing (or, if applicable, specifying those defaults or events notified in accordance with Section 5.01(h) below);
     (v) Financial Instruments. concurrently with furnishing the financial statements pursuant to Sections 5.01(e)(ii) and (iii), a report on the status of all outstanding Financial Instruments hedging amounts in excess of the Threshold Amount, such report to be in a form and containing such information as may be required by the Lenders, acting reasonably;
     (vi) Semi Annual Independent Engineering Reports. within 90 days after (A) the end of each of its Fiscal Years and (B) the end of the second quarter of each of its Fiscal Years, an Engineering Report, effective as of the immediately preceding December 31 or June 30, as applicable, prepared by an Independent Engineer;
     (vii) Quarterly Engineering Reports. within 90 days after the end of each of the first and third quarters of each of its Fiscal Years, an Engineering Report, effective as of the immediately preceding March 31 or September 30, as applicable, prepared either (A) by an Independent Engineer or (B) by or under the supervision of the chief engineer of the Borrower or Trident Resources Corp. who shall certify (x) that there are there are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Petroleum Substances and production and cost estimates contained in each Engineering Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiary Guarantors do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, and (y) that such Engineering Report has been prepared in accordance with the procedures used in the immediately preceding Engineering Report prepared by an Independent Engineer;
     (viii) Asset Dispositions. (A) within 10 Business Days of any sale, transfer or other disposition of any Core Horseshoe Canyon Property with a fair market value of greater than or equal to Cdn $500,000 (a “CHC Significant Sale”), if such disposition, in the aggregate with all other CHC Significant Sales since the later of (x) the Effective Date and (y) the date of the most
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recent CHC Significant Sale reported pursuant to this clause (viii) (the “Last CHC Sale Date”) exceeds Cdn $5,000,000, a report listing all CHC Significant Sales since the Last CHC Sale Date, and (B) within 10 Business Days of any sale, transfer or other disposition of any WCSB Property with a fair market value of greater than or equal to Cdn $500,000 (a “WCSB Significant Sale”), if such disposition, in the aggregate with all other WCSB Significant Sales since the later of (x) the Effective Date and (y) the date of the most recent WCSB Significant Sale reported pursuant to this clause (viii) (the “Last WCSB Sale Date”) exceeds Cdn $5,000,000, a report listing all WCSB Significant Sales since the Last WCSB Sale Date; and
     (ix) Other. such other existing information, reports, engineering data, certificates, projections of income and cash flow or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or the business, affairs, financial condition, property or assets of any of its Subsidiaries as is delivered to the First Lien Agent or as the Agents may reasonably request.
          (f) Rights of Inspection. At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit the Agents and any Lender or any representative thereof (at the expense of the Borrower during the continuance of a Default or Event of Default and, otherwise, at the expense of the Agents or such Lender, as applicable) to (i) examine and make copies of and abstracts from the records and books of account of the Borrower or any of its Subsidiaries, (ii) visit and inspect the premises and properties of the Borrower or any of its Subsidiaries (in each case at the risk of the Borrower, except for the gross negligence or wilful misconduct of the inspecting party or the failure of any such inspecting party to comply with the Borrower’s or any such Subsidiary’s health and safety requirements, as advised to such inspecting party), and (iii) discuss the affairs, operations, finances and accounts of the Borrower, the Parent or any of the Subsidiaries with any of the officers or directors of the Borrower, the Parent or any of their Subsidiaries or their respective accountants, consultants, engineers or other third parties.
          (g) Notice of Material Litigation. The Borrower shall promptly give written notice to the Agents of any litigation, proceeding or dispute affecting the Borrower or any of its Subsidiaries in respect of a demand or claim in respect of which there is a reasonable possibility of an adverse determination and which if adversely determined would reasonably be expected to result in a liability, obligation or judgment in excess of Cdn. $10,000,000 at the time of such notice, and shall from time to time furnish to the Agents all reasonable information requested by the Agents concerning the status of any such litigation, proceeding or dispute.
          (h) Notice of Default or Event of Default. The Borrower shall deliver to the Administrative Agent, as soon as reasonably practicable and in any event no later than 3 Business Days after becoming aware of (i) a Default or an Event of Default (unless such Default or Event of Default has been cured within such 3 Business Day period), (ii) a “Default” or “Event of Default” as defined in the First Lien Credit Agreement or (iii) the occurrence of a similar event or circumstance under any other Debt of the Borrower in excess of the Threshold Amount, an Officer’s Certificate describing in detail such default or such event of default and specifying the steps, if any, being taken to cure or remedy the same.
          (i) Notice of Material Adverse Effect. The Borrower shall, as soon as reasonably practicable, promptly notify the Agents of any event, circumstance or condition that has had or is reasonably likely to have a Material Adverse Effect.
Second Lien Credit Agreement

          (j) Notice of New Material Subsidiaries. The Borrower shall promptly give written notice to the Agents of the acquisition, creation or existence of each new Material Subsidiary after the date hereof.
          (k) Payment of Royalties, Taxes, Withholdings, etc. The Borrower shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid all material royalties, rents, Imposed Taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower or its Subsidiaries or any of the assets of the Borrower or its Subsidiaries, as and when the same become due and payable, except when and so long as the validity or amount of any such material royalties, rents, Imposed Taxes, rates, levies, assessments, fees, dues or withholdings is being contested by the Borrower or its Subsidiaries by a Permitted Contest.
          (l) Payment of Preferred Claims. The Borrower shall, and shall cause its Subsidiaries to, from time to time pay when due or cause to be paid when due all material amounts related to wages, workers’ compensation obligations, government royalties or pension fund obligations and any other amount which may result in a lien, charge, Security Interest or similar encumbrance against the assets of the Borrower or such Subsidiary arising under statute or regulation, except when and so long as the validity of any such material amounts or other obligations is being contested by the Borrower or its Subsidiaries by a Permitted Contest.
          (m) Environmental Covenants.
     (i) Without limiting the generality of Section 5.01(d) above, the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws if the consequence of a failure to comply, either alone or in conjunction with any other such non-compliances, would have or would reasonably be expected to have a Material Adverse Effect.
     (ii) If the Borrower or its Subsidiaries shall:
     (A) receive or give any notice that a violation of any Environmental Law has or may have been committed or is about to be committed by the same, and if such violation has or would reasonably be expected to have a Material Adverse Effect;
     (B) receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law, and if such violation would reasonably be expected to have a Material Adverse Effect; or
     (C) receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or a Subsidiary may be liable or responsible for costs associated with a response to or to clean up a Release of Hazardous Materials into the environment or any damages caused thereby, and if such action or liability has or would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly provide the Agents with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Agents from time to time all reasonable information requested by the Agents relating to the same.
Second Lien Credit Agreement

          (n) Use of Loans. The Borrower shall use all Term Advances and the proceeds thereof solely for the purposes set forth in Section 2.12 hereof.
          (o) Required Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, with responsible and reputable insurers, insurance with respect to their respective properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with prudent business practices for corporations of the size and type of business and operations as the Borrower and its Subsidiaries and such insurance shall name the First Lien Agent and the Collateral Agent as additional insured and loss payee, as their interests may appear.
          (p) Compliance With P&NG Leases. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the P&NG Leases relating to P&NG Rights, except where failure to so comply would not have a Material Adverse Effect.
          (q) Copies of Amendments to First Lien Facility. The Borrower shall provide the Administrative Agent with a copy of any alteration, amendment, modification, supplement, restatement, waiver or consent to the First Lien Facility or the First Lien Credit Agreement, promptly, but in any event within 5 days, after the entering into of such alteration, amendment, modification, supplement, restatement, waiver or consent.
          (r) Investments in Horseshoe Canyon. The Borrower shall, measured from and after the Original Closing Date, expend at least $125,000,000 in funding exploration, acquisitions, developments, drilling, production, transportation, processing, operations and related activities in or related to the Horseshoe Canyon area, including without limitation expenditures on plants, facilities, systems and other tangibles related to same (wherever situated) within 30 months of the Original Closing Date.
          (s) Additional Capital. The Borrower shall, within 90 days after the date hereof, receive in the form of TRC Subordinated Loans or equity contributions from the Parent the net proceeds from the Parent’s first $25,000,000 in capital raised (in addition to the $125,000,000 drawn under the Unsecured Credit Agreement).
          (t) Proceeds of Unsecured Credit Agreement. The Borrower shall, within 5 days after the initial funding under the Unsecured Credit Agreement, receive in the form of TRC Subordinated Loans or equity contributions from the Parent all of the net proceeds of the $125,000,000 drawn under the Unsecured Credit Agreement.
          (u) Parent’s Cash and Leverage Ratio. The Borrower shall, within 5 Business Days after any determination of the Leverage Ratio pursuant to Section 5.03(a) in which, in order for the Borrower to comply with Section 5.03(a), the Parent’s cash and Cash Equivalents must be taken into account in the calculation of Leverage Ratio, receive in the form of TRC Subordinated Loans or equity contributions from the Parent cash proceeds in an amount equal to the lesser of (i) 110% of the minimum amount of cash and Cash Equivalents of the Parent needed as of the date of determination in order for the Leverage Ratio at such date of determination to be less than the maximum Leverage Ratio set forth for such date in Section 5.03(a) in accordance with the definition of “Leverage Ratio” and (ii) the amount of all cash and Cash Equivalents of the Parent as such date of determination, minus $10,000,000.
     SECTION 5.02. Negative Covenants . So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:
Second Lien Credit Agreement

          (a) Change of Business. Change, or permit any Subsidiary to change, in any material respect the nature of its business or operations from the types of businesses and operations carried on by the Borrower and its Subsidiaries on the date hereof.
          (b) Negative Pledge. Create, issue, incur, assume or permit to exist, or permit any Subsidiary to create, issue, incur, assume or permit to exist, any Security Interests on any of their property, undertakings or assets other than Permitted Encumbrances.
          (c) No Dissolution. Liquidate, dissolve or wind up or take any steps or proceedings in connection therewith, or permit any Material Subsidiary to liquidate, dissolve or wind upon take any steps or proceedings in connection therewith, except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or a Wholly-Owned Subsidiary of the Borrower, provided, for greater certainty, that a continuation of the Borrower or any Material Subsidiary to a jurisdiction within Canada or the United States of America shall not be a liquidation, dissolution or winding up or any step or proceeding in connection therewith.
          (d) Limit on Sale of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:
     (i) Permitted Dispositions;
     (ii) sales, transfers or other dispositions of the Core Horseshoe Canyon Properties for fair market value, in an aggregate amount not to exceed Cdn $25,000,000 in any Fiscal Year or Cdn $100,000,000 during the term of this Agreement;
     (iii) as measured as of each anniversary of the Effective Date, sales, transfers or other dispositions of WCSB Properties, made after the Original Closing Date by the Borrower and its Subsidiaries, for fair market value, in an aggregate amount not to exceed the sum of: (i) the aggregate purchase price paid by the Borrower and its Subsidiaries for WCSB Properties acquired since the Original Closing Date, plus (ii) the Allowable Excess; and
     (iv) sales, transfers or other dispositions used to repay the First Lien Obligations to the extent the Borrower is required to make such prepayment in accordance with the mandatory prepayment provisions in the First Lien Credit Agreement as a result of the First Lien Obligations exceeding the Borrowing Base (as defined in the First Lien Credit Agreement) at such time.
          (e) Limitation on Debt. Create, incur or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Debt other than Permitted Debt.
          (f) Limit on Investment. Make Investments, or permit any Subsidiary to make Investments, other than:
     (i) Investments existing on the date hereof and set forth on Schedule 5.02(f) attached hereto;
     (ii) Investments of the Borrower in Subsidiary Guarantors, and of the Subsidiaries in other Subsidiaries; provided that any Investments made by Subsidiary Guarantors shall be in other Subsidiary Guarantors;
Second Lien Credit Agreement

     (iii) Investments in P&NG Rights located in the United States of America or Canada;
     (iv) Investments in (including acquisitions of all or any property, assets or undertakings of) Persons (A) whose property, assets or undertakings, or in the case of an acquisition of property, assets or undertakings, such acquired property, assets or undertakings, are principally located in the United States of America or Canada and (B) whose property, assets or undertakings, or in the case of an acquisition of property, assets or undertakings, such property assets or undertakings, are principally in the Oil and Gas Business;
     (v) Investments made in connection with any exercise of the TD Capital/Blackstone Put Rights in an aggregate amount not to exceed Cdn $12,500,000;
     (vi) Investments consisting of Financial Assistance permitted under Section 5.02(h);
     (vii) other Investments not to exceed Cdn. $5,000,000 during the term of this Agreement; and
     (viii) Investments consisting of Cash Equivalents.
          (g) Limits on Distributions. Make, or permit any Subsidiary to make, any Distributions, except that:
     (i) the Borrower may (A) declare and pay dividends and distributions of any kind (including redemptions, repurchases or other acquisitions of its Equity Interests), payable only in common shares of the Borrower, (B) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from either: (i) the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights as compared to the shares being purchased, redeemed, retired, defeased or acquired or (ii) the proceeds of TRC Subordinated Loans by the Parent, and (C) purchase or otherwise acquire shares or other securities from employees or consultants or former employees or consultants in its capital in an aggregate amount not to exceed Cdn $5,000,000 in any calendar year;
     (ii) any Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any Subsidiary of which it is a Subsidiary; provided that a Subsidiary Guarantor may only declare and pay cash dividends to the Borrower or to another Subsidiary Guarantor;
     (iii) the Borrower may make Distributions to the Parent for corporate, administrative and overhead expenses of the Parent (including, without limitation, payments to management approved by the compensation committee or board of directors of the Parent) incurred in the ordinary course of business;
     (iv) the Borrower may make payments made in connection with any exercise of the TD Capital/Blackstone Put Rights in an aggregate amount not to exceed Cdn $12,500,000; and
     (v) the Borrower may make Distributions to the Parent during or in respect of any period for which the Total Leverage Ratio shall be equal to or less than 4:1 for the payment of any cash interest accrued during such period on any principal amount associated with any Debt under the Unsecured Credit Agreement; provided that such Distribution shall be made no more than two Business Days prior to the due date of such cash interest and at the time of such Distribution, the Parent is not the subject of any bankruptcy, insolvency, reorganization or similar proceeding under any applicable law and there exists no other legal impediment at such time to
Second Lien Credit Agreement

the prompt disbursement by the Parent of the proceeds of such Distribution for the payment of such cash interest.
          (h) Limit on Financial Assistance. Provide, or permit any Subsidiary to provide, any Financial Assistance to or in favor of any Person except:
     (i) (A) in favor of the Agents, the Lenders and the Hedge Banks for or in respect of the Obligations of the Loan Parties under the Loan Documents, (B) in favor of the First Lien Agent and the lenders party to the First Lien Credit Agreement for or in respect of the First Lien Obligations or (C) in favor of the agent of the lenders party to the Unsecured Credit Agreement and the lenders party to the Unsecured Credit Agreement for or in respect of the Obligations of the Parent and the subsidiary guarantors named in the Unsecured Credit Agreement or;
     (ii) for the benefit of the Borrower, a Guarantor or a Wholly-Owned Subsidiary in connection with Permitted Debt;
     (iii) in favor of the Borrower or a Guarantor;
     (iv) for Investments permitted pursuant to Section 5.02(f); and
     (v) to a maximum, in the aggregate at any time, of Cdn. $5,000,000.
          (i) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents, the First Lien Documents or the Unsecured Credit Agreement (and loan documents relating thereto).
          (j) No Financial Instruments Other Than Permitted Hedging. Enter into, transact or have outstanding, or permit any Subsidiary to enter into, transact or have outstanding, any Financial Instruments or Financial Instrument Obligations other than Permitted Hedging.
          (k) Non-Arm’s Length Transaction. Except in respect of transactions between or among the Borrower and/or one or more of its Wholly-Owned Subsidiaries, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or transaction whatsoever, including for the sale, purchase, lease or other dealing in any property or the provision of any services (other than office and administration services provided in the ordinary course of business), with any Related Party except upon fair and reasonable terms, which terms are not less favorable to the Borrower or a Subsidiary than it would obtain in an arm’s length transaction and, if applicable, for consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property.
          (l) No Merger, Amalgamation, etc. Enter into, or permit any Subsidiary to enter into, any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or another Wholly-Owned Subsidiary of the Borrower.
Second Lien Credit Agreement

     SECTION 5.03. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Leverage Ratio. Maintain at the end of each Measurement Period set forth below, that ends on or after September 30, 2006, a Leverage Ratio of less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
September 30, 2006	7.0:1.0
December 31, 2006	5.5:1.0
March 31, 2007	4.5:1.0
June 30, 2007	4.0:1.0
September 30, 2007 and each quarter end thereafter	3.5:1.0
; provided that to the extent that the Average 2007 NYMEX Price equals $8.00 or greater, this Section 5.03(a) shall not apply to the Measurement Period ending September 30, 2006.
     (b) Interest Coverage Ratio. Maintain for each Measurement Period set forth below, that ends on or after September 30, 2006, an Interest Coverage Ratio of greater than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
September 30, 2006	1.00:1.0
December 31, 2006	1.25:1.0
March 31, 2007	1.50:1.0
June 30, 2007	2.00:1.0
September 30, 2007	2.50:1.0
December 31, 2007	2.50:1.0
March 31, 2008 and each quarter end thereafter	3.00:1.0
; provided that to the extent that the Average 2007 NYMEX Price equals $8.00 or greater, this Section 5.03(b) shall not apply to the Measurement Period ending September 30, 2006.
Second Lien Credit Agreement

     (c) PV-10 Value to Debt Ratio. Maintain at the end of each Measurement Period set forth below, that ends on or after December 31, 2006, a PV-10 Value to Debt Ratio of greater than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
December 31, 2006	1.00:1.0
March 31, 2007	1.00:1.0
June 30, 2007	1.25:1.0
September 30, 2007	1.25:1.0
December 31, 2007 and thereafter	1.50:1.0
     (d) Minimum Production. Achieve for each fiscal quarter set forth below, minimum production sales of Petroleum Substances, net to the Borrower and its Subsidiaries before royalties, as measured in the commonly accepted form of gigajoules (“gj”) per day, such that the average daily production sales for seven consecutive days during each of the fiscal quarters ended June 30, 2006 and September 30, 2006, is greater than or equal to the amount set forth below for such fiscal quarter:

Sales
Fiscal Quarter Ending	(gj)
June 30, 2006	80,000
September 30, 2006	80,000
     (e) Total Leverage Ratio. Maintain at the end of each Measurement Period set forth below, that ends on or after September 30, 2006, a Total Leverage Ratio of less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
September 30, 2006	9.0:1.0
December 31, 2006	8.5:1.0
March 31, 2007	6.5:1.0
June 30, 2007	6.0:1.0
September 30, 2007 and each quarter end thereafter	4.5:1.0
     ; provided that to the extent that the Average 2007 NYMEX Price equals $8.00 or greater, this Section 5.03(e) shall not apply to the Measurement Period ending September 30, 2006.
Second Lien Credit Agreement

     (f) Total Interest Coverage Ratio. Maintain for each Measurement Period set forth below, that ends on or after September 30, 2006, a Total Interest Coverage Ratio of greater than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
September 30, 2006	0.50:1.0
December 31, 2006	0.75:1.0
March 31, 2007	1.00:1.0
June 30, 2007	1.50:1.0
September 30, 2007	2.00:1.0
December 31, 2007	2.00:1.0
March 31, 2008 and each quarter end thereafter	2.50:1.0
     ; provided that to the extent that the Average 2007 NYMEX Price equals $8.00 or greater, this Section 5.03(f) shall not apply to the Measurement Period ending September 30, 2006.
ARTICLE VI
SECURITY
     SECTION 6.01. Security on all Assets. (a) The Obligations of the Loan Parties under the Loan Documents (the “Secured Obligations”) shall be secured, equally and rateably, by perfected Security Interests on, to and against all present and future property, assets and undertaking of the Borrower and each of its Material Subsidiaries, second in priority only to (i) the Security Interests in favor of the lenders or the First Lien Agent under the First Lien Facility, (ii) Permitted Encumbrances existing as of the Effective Date and (iii) Permitted Encumbrances that are Security Interests that by the operation of law are granted priority ahead of all other Security Interests existing over the property by which they are secured.
          (b) The Borrower shall execute and deliver Collateral Documents in the forms of Exhibits J-1, J-2 and J-3 annexed hereto and shall cause each of its Material Subsidiaries to execute and deliver a Subsidiary Guaranty and Collateral Documents in the forms of Exhibits J-4, J-5 and J-6 annexed hereto, in each case with such modifications and insertions as may be required by the Administrative Agent, acting reasonably.
          (c) The Borrower (i) shall, as soon as reasonably practicable, give written notice to the Administrative Agent of the acquisition, creation or existence of each Material Subsidiary created or acquired after the date hereof, together with such other information as the Collateral Agent may reasonably require, and (ii) shall promptly, and in any event within 10 Business Days of such acquisition, creation or existence, cause each new Material Subsidiary to promptly execute and deliver to the Administrative Agent a Subsidiary Guaranty and the Collateral Documents contemplated hereby (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Administrative Agent, acting reasonably).
          (d) The Borrower shall ensure that at all times, at least 95% of the Consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have executed and delivered a Subsidiary Guaranty and Collateral Documents
Second Lien Credit Agreement

hereunder; and if at any time less than 95% of the Consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have executed and delivered a Subsidiary Guaranty and Collateral Documents hereunder, the Borrower shall promptly, and in any event within 10 Business Days after any such occurrence, designate another Subsidiary which is not then a Material Subsidiary to be a Designated Material Subsidiary pursuant hereto to the extent required to ensure that after such designation, 95% or more of the Consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have executed and delivered a Subsidiary Guaranty and Collateral Documents hereunder.
          The Borrower shall from time to time, by notice in writing to the Administrative Agent (together with reasonable particulars which demonstrate compliance with the foregoing covenant), be entitled to designate that either:
     (i) a Subsidiary which is not a Material Subsidiary shall become a Designated Material Subsidiary; or
     (ii) a Designated Material Subsidiary shall cease to be a Material Subsidiary, provided that the Borrower shall not be entitled to designate that a Designated Material Subsidiary shall cease to be a Material Subsidiary if:
     (iii) a Default or an Event of Default has occurred and is continuing;
     (iv) a Default or an Event of Default would result from or exist immediately after such a designation; or
     (v) such Designated Material Subsidiary falls within part (a), (b), (c) or (d) of the definition of “Material Subsidiary”.
In order to give effect to the foregoing provisions of Section 6.01(c) and this Section 6.01(d), the Borrower shall cause any Material Subsidiary that becomes a Designated Material Subsidiary to promptly execute and deliver a Subsidiary Guaranty and Collateral Documents to the Administrative Agent (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Administrative Agent, acting reasonably).
          (e) In addition to the Collateral Documents described in subsections (a) and (b) of this Section 6.01, the Borrower shall execute and deliver, or shall cause to be executed and delivered, all such guarantees and mortgages, debentures, pledge agreements, assignments and other security agreements as may be required by the Required Lenders, acting reasonably (each in form and substance satisfactory to the Required Lenders) in order to, or to more effectively, charge in favor of the Collateral Agent or grant Security Interests in favor of the Collateral Agent on and against all of the undertaking, assets and property (real or personal, tangible or intangible, present or future and of whatsoever nature and kind) of the Borrower and its Material Subsidiaries as continuing collateral security for the payment and performance by the Borrower of all Obligations. Notwithstanding the foregoing, and for greater certainty, the Borrower and its Subsidiaries shall not be obligated by this Section 6.01(e) to provide fixed charges in any jurisdiction in which a floating charge may be provided on or against their P&NG Rights or P&NG Leases unless the Borrower or any of its Subsidiaries provides such a charge to secure the First Lien Obligations (but this sentence shall not restrict the registration, recording or filing of any other Security otherwise provided by the Borrower and its Subsidiaries in accordance with the terms hereof).
Second Lien Credit Agreement

     SECTION 6.02. Registration. The Borrower shall, at its expense, register, file or record the Collateral Documents in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it; provided that the Borrower (as opposed to the Administrative Agent and the Lenders or another Administrative Agent thereof on their behalf, in such case at the expense of the Administrative Agent and the Lenders except during the continuance of a Default or Event of Default and except where requested by the Administrative Agent, acting reasonably) shall not be obligated to register, file or record the Collateral Documents at any land registry offices (including any mines and minerals registration) unless and until the Administrative Agent (acting reasonably) requests such registration in writing. The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof.
     SECTION 6.03. Forms. The forms of Collateral Documents shall have been or be prepared based upon the laws of Canada and Alberta applicable thereto in effect at the date hereof. The Administrative Agent shall have the right to require that:
     (a) any such Collateral Document be amended to the extent desirable in the reasonable judgment of the Collateral Agent to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Collateral Agent the Security Interests intended to be created thereby,
     (b) in the event that the Borrower or any Subsidiary Guarantor owns or acquires assets in the United States of America, that the forms of Collateral Documents applicable to such assets be amended or replaced to be based on the laws of the United States of America and any applicable laws of the states thereof in order to confer upon the Collateral Agent the Security Interests intended to be created thereby,
     (c) any such Collateral Document be amended in accordance with the provisions of the Intercreditor Agreement, reflect any changes to the document relating to collateral securing the First Lien Facility, so long as such changes are not adverse to the Lenders hereunder, and
     (d) the Borrower and its Subsidiaries execute and deliver to the Administrative Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure the Collateral Agent holds, subject to Permitted Encumbrances, perfected Security Interests on, to and against all of the property, assets and undertakings of the Borrower and each of its Material Subsidiaries, second in priority only to the Security Interests in favor of the lenders or the First Lien Agent under the First Lien Facility on, to and against such property, assets and undertakings of the Borrower and each such Material Subsidiary granted by the Borrower to secure the First Lien Obligations;
except that in no event shall the Administrative Agent require that the foregoing clauses (a), (b) or (d) above be effected if the result thereof would be to grant the Collateral Agent or the Lenders greater rights than is otherwise contemplated herein or therein.
     SECTION 6.04. Continuing Security. Each item of Collateral and each Collateral Document shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item of Collateral or other Collateral Document or any other security now held or hereafter acquired by the Collateral Agent or the Lenders. No Collateral Document shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or
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agreement shall be independent of and not create a merger with any other right available to the Lenders or the Collateral Agent under any security, instruments or agreements held by it or at law or in equity.
     SECTION 6.05. Effectiveness. The Collateral Documents and the security created by any other Loan Document constituted or required to be created shall be effective, and the undertakings as to the Collateral herein or in any other Document shall be continuing, whether any Advances are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security Interests or before or after or upon the date of execution of any amendments to this Agreement.
     SECTION 6.06. Secured Hedge Agreements of Former Lenders. If a Lender ceases to be a Lender under this Agreement (a “Former Lender”), all Financial Instruments entered into by such Former Lender and its Affiliates while such Former Lender was a Lender shall remain secured by the Collateral (equally and rateably) to the extent that such Financial Instruments were secured by the Collateral prior to such Lender becoming a Former Lender and, subject to the following provisions of this Section 6.06 and unless the context otherwise requires, all references herein to “Secured Hedge Agreements” shall include such Financial Instruments entered into by Former Lenders and their Affiliates and all references herein to “Secured Parties” shall include such Former Lenders and their Affiliates. For certainty, any Financial Instruments entered into with a Former Lender or an Affiliate thereof after the Former Lender has ceased to be a Lender shall not be secured by the Collateral. Notwithstanding the foregoing, no Former Lender or any Affiliate thereof shall have any right to cause or require the enforcement of any rights with respect to the Collateral or have any right to participate in any decisions relating to the Collateral, including any decisions relating to the enforcement or manner of enforcement of rights in respect of the Collateral or decisions relating to any amendment to, waiver under, release of or other dealing with all or any part of the Collateral Documents; for certainty, the sole right of a Former Lender and its Affiliates with respect to the Collateral is to share, on a pari passu basis, in any proceeds of realization and enforcement of rights with respect to the Collateral.
ARTICLE VII
EVENTS OF DEFAULT
     SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or
     (b) Certain Covenant Defaults: the Borrower fails to observe or perform any covenant in Sections 5.01(f) through (k), Section 5.01(s), Section 5.02, Section 6.01(c) and Section 5.03; provided that if a failure to perform or observe the covenants contained in Section 5.02(e) is caused by existing Debt described in clause (b) of the definition of “Permitted Debt” no longer being permitted as a direct result of a decrease in the PDP PV-10 Value, then an Event of Default shall not occur unless the Borrower and its Subsidiaries have not remedied or cured such failure within 20 Business Days after receipt by the Borrower of the Engineering Report that reflects such decrease in PDP PV-10 Value;
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     (c) Breach of Other Covenants: the Borrower or a Subsidiary fails to observe or perform any covenant or obligation herein or in any other Loan Document required on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section) and, after notice has been given by the Administrative Agent to the Borrower or Subsidiary specifying such default and requiring the Borrower or Subsidiary to remedy or cure the same, the Borrower or Subsidiary shall fail to remedy such default within a period of 10 days, in respect of a breach of Section 5.01(e), or 30 days, in respect of a failure to perform any other covenant or obligation, after the giving of such notice;
     (d) Incorrect Representations: any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document shall prove to have been incorrect or misleading in any respect on and as of the date made and the facts or circumstances which make such representation or warranty incorrect or misleading are not remedied and the representation or warranty in question remains incorrect or misleading more than 30 days after the Administrative Agent notifies the Borrower of the same;
     (e) Involuntary Insolvency: a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or a Material Subsidiary a bankrupt or insolvent under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs;
     (f) Idem: any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Borrower or any Material Subsidiary, seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition, proposal or arrangement with creditors, a readjustment of debts, the appointment of trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers with respect to the Borrower or any Material Subsidiary or of all or any substantial part of its assets, or any other like relief in respect of the Borrower or any Material Subsidiary under any bankruptcy or insolvency law and:
     (i) such case, proceeding or other action results in an entry of an order for such relief or any such adjudication or appointment, or
     (ii) such case, proceeding or other action shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days;
     (g) Voluntary Insolvency: the Borrower or any Material Subsidiary generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting
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creditors’ rights or consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding;
     (i) Dissolution: except as permitted by Sections 5.02(c) or 5.02(l), if proceedings are commenced for the dissolution, liquidation or winding up of the Borrower or any Material Subsidiary unless such proceedings are being actively and diligently contested in good faith, so long as they do not remain undismissed or unstayed for a period of 30 days and none of the action sought in such proceedings shall occur;
     (h) Security Realization: creditors of the Borrower or any Material Subsidiaries having a Security Interest against or in respect of the property and assets thereof, or any part thereof, realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of the Threshold Amount and such realization or enforcement shall continue in effect and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;
     (i) Seizure: property and assets of the Borrower or a Material Subsidiary or any part thereof having an aggregate fair market value in excess of the Threshold Amount are seized or otherwise attached by anyone pursuant to any legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;
     (j) Judgment: one or more final judgments, decrees or orders, after available appeals have been exhausted, shall be awarded against the Borrower or any Material Subsidiary for an aggregate amount in excess of the sum of (x) the amount of such judgments, decrees or orders that is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, decree or order plus (y) the Threshold Amount and the Borrower has not provided security for any of such judgments, decrees or orders within 30 days of such judgment, decree or order being awarded;
     (k) Payment Cross Default: the Borrower or any of its Material Subsidiaries (or any combination thereof) defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt or Financial Instrument Obligations thereof in aggregate in excess of the Threshold Amount;
     (l) Event Cross Default: a default, event of default or other similar condition or event (however described) other than a payment default described in Section 7.01(k) in respect of the Borrower or any of its Material Subsidiaries (or any combination thereof) occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to Debt or Financial Instrument Obligations thereof (individually or collectively) in an aggregate amount in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and (i) other than with respect to the First Lien Facility, such default, event or condition has resulted in such Debt or Financial Instrument Obligations becoming, or has resulted and continues to result in such Debt or Financial Instrument Obligation becoming capable at such time of being declared, due and payable
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thereunder before it would otherwise have been due and payable (whether or not it is so declared) or (ii) with respect to the First Lien Facility, such default, event or condition has either (x) not been cured or waived within 45 days of the occurrence thereof or (y) has resulted in the Debt under the First Lien Credit Agreement becoming due and payable thereunder before it would otherwise have been due and payable;
     (m) Cease to Carry on Business: the Borrower or any Material Subsidiary ceases to carry on business (except, in the case of Material Subsidiaries, in compliance with the Loan Documents);
     (n) Change of Control: there is a Change of Control;
     (o) Secured Hedge Agreements: a Financial Instrument Demand for Payment in excess of the Threshold Amount has been delivered to the Borrower or any Material Subsidiary and such Person fails to make payment thereunder within the time otherwise required for payment thereunder, or if a Termination Event occurs;
     (p) Loss and Priority of Security: except for Permitted Encumbrances, and subject to the Intercreditor Agreement, if any of the Collateral Documents shall cease to create a valid second priority Security Interest against the property, assets and undertaking of the Borrower or any Material Subsidiary as against third parties (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof);
     (q) Invalidity: any of this Agreement (as amended, restated supplemented, or otherwise modified), any Subsidiary Guaranty, any Collateral Document, the TRC Subordination Agreement, the Intercreditor Agreement, any other Loan Document or any material provision of any of the foregoing shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary shall deny that it has any or any further liability or obligation thereunder, or at any time it shall be unlawful or impossible for them to perform any of their respective Obligations under the Loan Documents; or
     (r) TRC Subordinated Loans: (i) any TRC Subordinated Loan shall cease to be subject to the TRC Subordination Agreement or (ii) any TRC Subordinated Lender fails to observe or perform any covenant or obligation in the TRC Subordination Agreement required on its part to be observed or performed;
then, and in any such event, the Administrative Agent at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (i) declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
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ARTICLE VIII
THE AGENTS
     SECTION 8.01. Authorization and Action. (a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 8.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.05 as though any such Supplemental Collateral Agents were “Agents” under the Loan Documents) as if set forth in full herein with respect thereto.
          (c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 8.01(c) in the absence of such Agent’s gross negligence or willful misconduct.
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     SECTION 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 8.03. CS and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, CS shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent; and the term “Lender” or “Lender” shall, unless otherwise expressly indicated, include CS in its individual capacity. CS and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CS were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.
     SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including,
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without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of this Section 8.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender and (ii) the aggregate unused portions of such Lender’s Commitments at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to such Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
     SECTION 8.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages Collateral Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
ARTICLE IX
GUARANTY
     SECTION 9.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at
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scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, early termination amounts, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay all costs and expenses of each Agent and each Lender in connection with the enforcement of any rights under this Subsidiary Guaranty or any other Loan Document, whether in any action, suit or litigation, or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto determined, in respect of actions in a court in Canada, on a solicitor and his own client full indemnity basis). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Subsidiary Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Subsidiary Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Subsidiary Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Subsidiary Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
     SECTION 9.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Subsidiary Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Subsidiary Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Subsidiary Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
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          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise or any increase in interest rates or fees;
          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
          (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
          (g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
          (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
     SECTION 9.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Subsidiary Guaranty and acknowledges that this Subsidiary Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement,
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exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Subsidiary Guaranty, realize upon any security by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.
     SECTION 9.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Subsidiary Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty shall have been paid in full in cash and all Secured Hedge Agreements shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, (b) the Maturity Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Subsidiary Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty shall have been paid in full in cash, (iii) the Maturity Date shall have occurred and (iv) all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Subsidiary Guaranty.
Second Lien Credit Agreement

     SECTION 9.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit M hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Subsidiary Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, of this “Subsidiary Guaranty”, “hereunder”, “hereof” or words of like import referring to this Subsidiary Guaranty, and each reference in any other Loan Document to the “Guaranty”, “Subsidiary Guaranty” “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Subsidiary Guaranty as supplemented by such Guaranty Supplement.
     SECTION 9.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.06:
          (a) Prohibited Payments, Etc. Except during the continuance of a Default, each Guarantor may receive regularly scheduled payments or other payments then due from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
          (c) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Subsidiary Guaranty.
          (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
     SECTION 9.07. Continuing Guaranty; Assignments. This Subsidiary Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, (ii) the Maturity Date and (iii) the latest date of expiration or termination of all Secured Hedge Agreements, (b) be binding
Second Lien Credit Agreement

upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:
     (i) waive any of the conditions specified in Section 3.01,
     (ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Advances that shall be required for the Lenders or any of them to take any action hereunder,
     (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Subsidiary Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Subsidiary Guaranties to the Lenders,
     (iv) release all or substantially all of the Collateral in any transaction or series of related transactions, or
     (v) amend this Section 10.01,
and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:
          (i) increase the Commitments of a Lender without the consent of such Lender;
          (ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or
          (iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.03 or 2.05 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;
Second Lien Credit Agreement

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
          In the event that (1) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (2) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of this Section 10.01 and (3) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” The Borrower shall be entitled to cause each Non-Consenting Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person is reasonably satisfactory to the Administrative Agent, (b) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.08, 2.10 and 9.04 and an amount equal to the premium that would be payable pursuant to Section 2.04 if such Non-Consenting Lender received a prepayment of all of its outstanding Advances on the date of such assignment) and (c) each such Person assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 10.07.
     SECTION 10.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), in an electronic medium and delivered as set forth in Section 10.02(b), if to any Loan Party, to the Borrower at its address at Suite 1000, 444 7th Avenue S.W., Calgary, AB T2P 0X8, Attention: Chief Financial Officer Fax: 403-668-5805, E-mail Address rneely@tridentexploration.ca; if to any Existing Lender or Term Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at 1 First Canadian Place, Suite 3000, P.O. Box 301, Toronto, Ontario, Canada M5X 1C9, Attention: Alain Daoust, E-mail Address alain.daoust@credit-suisse.com; and if to the Administrative Agent, at its address at 1 First Canadian Place, Suite 3000, P.O. Box 301, Toronto, Ontario, Canada M5X 1C9, Attention: Edith Chan, E-mail Address edith.chan@credit-suisse.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 10.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or E-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or transmitted by E-mail, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports (including, without limitation, the Engineering Reports), certificates and other
Second Lien Credit Agreement

information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF A BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the
Second Lien Credit Agreement

Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 10.04. Costs and Expenses. (a) The Borrower agrees to pay on demand within 15 days of demand written (i) all reasonable and documented costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto determined, in respect of actions in a court in Canada, on a solicitor and his own client full indemnity basis).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Claim relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any
Second Lien Credit Agreement

Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.07(b)(i), 2.08(d) or 2.14(d), acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.04 or 7.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
     SECTION 10.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
     SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor and each Agent and the Administrative Agent shall have been notified by each Existing Lender and each Term Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and
Second Lien Credit Agreement

their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
     SECTION 10.07. Assignments and Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agents and the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may, with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Advances being assigned to such assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent, or, if less, the entire remaining amount of such Lender’s outstanding Advances; provided that such minimum aggregate amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds or Affiliates), (iii) no such assignments shall be permitted until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed, (iv) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if no such system shall then be specified by the Administrative Agent, manually execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08, 2.09 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (d) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) such Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of its Advances, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements,
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warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.
          (e) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (f) Upon its receipt of, and consent to, an Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.07, any applicable tax forms and any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (f).
          (g) Each Lender may without the consent of the Borrower, the other Lenders or the Administrative Agent sell participations to one or more Persons (other than a natural person or any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement
Second Lien Credit Agreement

shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Subsidiary Guaranties. Subject to paragraph (h) of this Section, the Borrower agrees that each participant shall be entitled to the benefits of Sections 2.08 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each participant shall also be entitled to the benefits of Section 10.05 as though it were a Lender, provided such participant agrees to be subject to Section 2.11 as though it were a Lender.
          (h) A participant shall not be entitled to receive any greater payment under Sections 2.08 and 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. A participant that would be Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.10(e) as though it were a Lender. For greater certainty, in no event shall the Borrower be required to pay a greater amount in aggregate under Section 2.10 as a result of the sale by a Lender of a participation to a participant than the Borrower was required to pay to such Lender prior to such sale, except to the extent agreed to by the Borrower in writing.
          (i) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
          (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
          (k) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to
Second Lien Credit Agreement

exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (l) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.08 and 2.10 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (l) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
          (m) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any such attempted assignment without such consent shall be null and void.
     SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     SECTION 10.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this
Second Lien Credit Agreement

Agreement or any other Loan Document. In addition, neither any Agent or any Lender shall use any Confidential Information other than in connection with the transactions contemplated hereby and by the other Loan Documents including, without limitation, in connection with any proposed assignment or participation (subject to the limitations in clause (a) above) or in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
     SECTION 10.10. Release of Collateral. (a) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.
          (b) The Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantor is such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          (c) The Lenders hereby authorize the Administrative Agent, upon the written request of the Borrower, to subordinate the Security Interests created by the Collateral Documents with respect to any property or assets subject to a Permitted Encumbrance described in subparagraph (p) of the definition thereof or release such Security Interests from any property or assets subject to a Permitted Encumbrance described in subparagraph (p) of the definition thereof; provided that, notwithstanding the foregoing, no Security Interests created by the Collateral Documents shall be subordinated or released by the Administrative Agent on, to or with respect to any P&NG Rights or P&NG Leases.
     SECTION 10.11. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to any requirements it may have under the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
     SECTION 10.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying
Second Lien Credit Agreement

of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 10.13. Governing Law. Article VI of this Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the remainder of this Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 10.14. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
Second Lien Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIDENT EXPLORATION CORP., as Borrower

By	/s/ Paul K. O’Donoghue

Title:

FENERGY CORP.

By	/s/ Paul K. O’Donoghue

Title:

FORT ENERGY CORP.

By	/s/ Paul K. O’Donoghue

Title:

981384 ALBERTA LTD.

By	/s/ Paul K. O’Donoghue

Title:

981405 ALBERTA LTD.

By	/s/ Paul K. O’Donoghue

Second Lien Credit Agreement

CREDIT SUISSE, TORONTO BRANCH,
as Administrative Agent, Collateral Agent and Lender

By	/s/ Alain Daoust

Title: Director

By	/s/ Bruce F. Wetherly

Title: Director
Second Lien Credit Agreement

Lenders

[NAME OF EXISTING LENDER]

By

Title:

[NAME OF TERM LENDER]

By

Title:
Second Lien Credit Agreement

EXHIBIT A
FORM OF
NOTE

US$	Dated: ___, ___
          FOR VALUE RECEIVED, the undersigned, Trident Exploration Corp., a Nova Scotia unlimited liability company (the “Borrower”), HEREBY PROMISES TO PAY                                                              or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) on the Maturity Date the principal amount of the Advance (as defined below) then outstanding and owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 25, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lenders party thereto, Credit Suisse, Toronto Branch, as Collateral Agent and as Administrative Agent for the Lender and such other lenders in respect of the Facility.
          The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to Credit Suisse, Toronto Branch, as Administrative Agent, at                                         ,                                         , in same day funds. The Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not prevent any such payment of principal from being credited against the Obligations of the Borrower under this Promissory Note.
          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single advance (the “Advance”) by the Lender to the Borrower in an amount (less any repayments made prior to the date hereof) not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.
Exhibit A - Form of Note

TRIDENT EXPLORATION CORP.

By
Title:
Exhibit A - Form of Note

PAYMENTS OF PRINCIPAL

	Amount of	Unpaid	Notation
	Principal Paid	Principal	Made
Date	or Prepaid	Balance	By

Exhibit A - Form of Note

EXHIBIT B
FORM OF
NOTICE OF BORROWING

Credit Suisse, Toronto Branch,
as Administrative Agent
under the Credit Agreement
referred to below
1 First Canadian Place
Suite 3000
P.O. Box 301
Toronto, Ontario
Canada M5X 1C9	April ___, 2006
          Attention: Edith Chan
Ladies and Gentlemen:
          The undersigned, Trident Exploration Corp., refers to the Amended and Restated Credit Agreement dated as of April 25, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto and Credit Suisse, Toronto Branch, as Collateral Agent and as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Borrowing is                      ___, ___.
     (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
     (iii) The aggregate amount of the Proposed Borrowing is $                    .
     (iv) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is                      month[s].]
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) The representations and warranties contained in each Loan Document are correct on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.
     (B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.
Exhibit B - Form of Notice of Borrowing

2

          Delivery of an executed counterpart of this Notice of Borrowing by telex or telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours, TRIDENT EXPLORATION CORP.

By
Title:
Exhibit B - Form of Notice of Borrowing

EXHIBIT C
FORM OF
ASSIGNMENT AND ACCEPTANCE
          This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Trident Exploration Corp.

4.	Administrative Agent:	Credit Suisse, Toronto Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of April 25, 2006 among Trident Exploration Corp., the initial Lenders named therein, the Subsidiary Guarantors named therein, Credit Suisse, Toronto Branch (f/k/a Credit Suisse First Boston Toronto Branch), as Administrative Agent and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable.
Exhibit C - Form of Assignment and Acceptance

Aggregate Amount of
	Commitment/	Amount of	Percentage Assigned of
	Advances for all	Commitment/	Commitment/
Interest Assigned	Lenders	Advances Assigned	Advances[2]
Advances	$	$	%
Effective Date:                      ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

CREDIT SUISSE, TORONTO BRANCH, as Administrative Agent

By
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit C - Form of Assignment and Acceptance

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and
Exhibit C - Form of Assignment and Acceptance

2

Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit C - Form of Assignment and Acceptance

EXHIBIT D
FORM OF
ADMINISTRATIVE QUESTIONNAIRE
Trident Exploration Corp., Second Lien Credit Agreement
Please accurately complete the following information and return via Fax to the attention of Agency Group at Credit Suisse, Toronto Branch as soon as possible, at Fax No. (416) 352-4574.
LENDER LEGAL NAME TO APPEAR IN DOCUMENTATION:
GENERAL INFORMATION – DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

GENERAL INFORMATION – EURODOLLAR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

POST-CLOSING, ONGOING CREDIT CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACTS:

Primary Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

Exhibit D - Form of Administrative Questionnaire

2

Backup Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

TAX WITHHOLDING:

Nonresident Alien	Y*	N

* Form W-8ECI Enclosed

Tax ID Number:

POST-CLOSING, ONGOING ADMIN. CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS – BORROWINGS, PAYDOWNS, FEES, ETC.

Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

PAYMENT INSTRUCTIONS:

Name of Bank to which funds are to be transferred:

Routing Transit/ABA number of Bank to which funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

Exhibit D - Form of Administrative Questionnaire

3

MAILINGS
Please specify the person to whom the Borrower should send financial and compliance information received subsequent to the closing (if different from primary credit contact):

Name:

Street Address:

City, State, Zip Code:

It is very important that all the above information be accurately completed and that this questionnaire be returned to the person specified in the introductory paragraph of this questionnaire as soon as possible. If there is someone other than yourself who should receive this questionnaire, please notify us of that person’s name and Fax number and we will Fax a copy of the questionnaire. If you have any questions about this form, please call Agency Group at Credit Suisse, Toronto Branch.
Exhibit D - Form of Administrative Questionnaire

EXHIBIT E
FORM OF
SOLVENCY CERTIFICATE
TRIDENT EXPLORATION CORP.
          Trident Exploration Corp., a Nova Scotia unlimited liability company (the “Borrower”), hereby certifies that                      (the “Officer”) is the Chief Financial Officer of the Borrower and is duly authorized to execute this Solvency Certificate on behalf of the Borrower, which is being delivered pursuant to Section 3.01(a)(vi) of the Amended and Restated Credit Agreement dated as of April 25, 2006 (the “Credit Agreement”) among the Borrower, the Subsidiary Guarantors, the Lenders and Credit Suisse, Toronto Branch, as Collateral Agent and Administrative Agent (in such capacity, the “Administrative Agent”; together with the Lenders party to the Credit Agreement, the “Lender Group”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
          The Borrower hereby certifies that the Officer is generally familiar with the properties, prospects, businesses, assets, finances and operations of the Borrower and each of its subsidiaries and has carefully reviewed the Credit Agreement and the other Loan Documents that the Officer has deemed relevant to each Guarantor and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigation and inquiries as the Officer deems necessary and prudent therefor. The Borrower hereby further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.
          The Borrower understands that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents (referred to in the Credit Agreement).
          The Borrower hereby certifies that:
          1. The financial data and projections set forth in the materials delivered by or on behalf of the Loan Parties in connection with Section 5.01(e) of the Credit Agreement (the “Financial Statements”) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in the light of the conditions existing on the date hereof (it being understood that such data and projections represent a business plan and do not constitute a forecast or projection and there is no assurance that such business plan can be fully attained).
          2. On the date hereof, before and after giving effect to the consummation of the Transaction and any other transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of the Borrower and its Subsidiaries, on a Consolidated basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities but excluding any intercompany indebtedness existing as of the date hereof) of the Borrower and its Subsidiaries, on a Consolidated basis.
          3. On the date hereof, before and after giving effect to the consummation of the Transaction and any other transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a Consolidated basis, is not less than the amount that will be required to pay the probable liabilities of the
Exhibit E - Form of Solvency Certificate

2

Borrower and its Subsidiaries on their debts, on a Consolidated basis, (excluding any intercompany indebtedness existing as of the date hereof) as such debts become absolute and matured.
          4. On the date hereof, before and after giving effect to the consummation of the Transaction and any other transactions contemplated by the Credit Agreement and other Loan Documents, the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including, without limitation, contingent liabilities but excluding any intercompany indebtedness existing as of the date hereof) beyond the ability of the Borrower and its Subsidiaries, on a Consolidated basis, to pay such debts and liabilities as such debts and liabilities mature.
          5. On the date hereof, before and after giving effect to the consummation of the Transaction and any other transactions contemplated by the Credit Agreement and the other Loan Documents, the Borrower and its Subsidiaries, on a Consolidated basis, are not engaged in business or a transaction, or are not about to engage in business or a transaction, for which the property of the Borrower and its Subsidiaries, on a Consolidated basis, would constitute an unreasonably small capital.
          6. The Borrower and its Subsidiaries, in consummating any of the transactions contemplated by the Credit Agreement and the other Loan Documents, do not intend to hinder, delay or defraud either present or future creditors or any other person to which the Borrower or any of its Subsidiaries are or will become, on or after the date hereof, indebted.
          7. Each of the Borrower and its Subsidiaries are not Persons who are bankrupt and are not Persons who reside, carry on business or have property in Canada, whose liabilities to creditors provable as claims under the Canadian Federal Bankruptcy and Insolvency Act amount to one thousand dollars, and
     (a) who are for any reason unable to meet their obligations as they generally become due,
     (b) who have ceased paying their current obligations in the ordinary course of business as they generally become due, or
     (c) the aggregate of whose property is not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to enable payment of all their obligations, due and accruing due.
          8. In reaching the conclusions set forth in this Solvency Certificate, the Borrower has considered, among other things:
(a)	the cash and other current assets of each of the Borrower and its Subsidiaries;

(b)	the contribution rights that each Guarantor will have against each of the other Guarantors and the subrogation rights that each Guarantor (other than the Borrower) will have against the Borrower;

(c)	all unliquidated and contingent liabilities of the Borrower and its Subsidiaries, including, without limitation, any claims arising out of pending or threatened litigation against such Borrower and its Subsidiaries, or any of its respective property and assets, and in so doing, the Borrower has, in good faith, computed the maximum amount of such unliquidated and contingent liabilities as the maximum amount that, in light of all the facts and circumstances existing on the
Exhibit E - Form of Solvency Certificate

3

date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

(d)	all of the other obligations and liabilities of the Borrower and its Subsidiaries, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, without limitation, any claims arising out of pending or threatened litigation against the Borrower and its Subsidiaries or any of its property and assets;

(e)	the ability of each Subsidiary (other than the Borrower) to receive financing from the Borrower or other third party lenders (without taking into account any restrictions contained in the Credit Agreement) after the date hereof on customary terms;

(f)	the anticipated interest payable on the Advances and the fees payable under the Credit Agreement;

(g)	the level of capital customarily maintained by each the Borrower and its Subsidiaries and other entities engaged in the same or similar business as the business of such Persons;

(h)	the values of real property, equipment, inventory, accounts receivables, computer software, customer lists, trade secrets and proprietary information, leases, patents, trademarks, goodwill, and all other property of the Borrower and its Subsidiaries, real and personal, tangible and intangible;

(i)	the experience of management of the Borrower and its Subsidiaries in acquiring and disposing of its assets and managing its business; and

(j)	historical and anticipated growth in sales volume of the Borrower and its Subsidiaries, and in the income stream generated by such Person as reflected in, among other things, the cash flow statements comprising part of the Financial Statements.
          Delivery of an executed counterpart of a signature page to this Solvency Certificate by telecopier shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.
          IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on behalf of the Borrower this 25th day of April, 2006.

TRIDENT EXPLORATION CORP.

By:
Name:
Title: Chief Financial Officer
Exhibit E - Form of Solvency Certificate